As filed with the Securities and Exchange Commission
                     August 6, 2001 Registration No.333-42956

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------
                                 AMENDMENT NO. 6
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Tech Electro Industries, Inc.
               ---------------------------------------------------
                 (Name of small business issuer in its charter)

        Texas                               5065                 75-2408297
------------------------------- ----------------------------  ----------------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or Organization)  Classification Code Number)   Identification #)

275 North Franklin Turnpike, Suite 230, Ramsey, NJ 07446         (201) 760-9900
--------------------------------------------------------------- ----------------
(Address of principal executive offices)                        Telephone Number

                                   William Tan
                          Tech Electro Industries, Inc.
                     275 North Franklin Turnpike, Suite 230
                                Ramsey, NJ 07446
                                 (201) 760-9900
             -------------------------------------------------------
             (Name, address and phone number for agent for service)

                                    Copy to:
                        Carl A. Generes, Counselor-at-Law
                        Smith, Underwood & Perkins, P.C.
                          Lincoln Centre II, Suite 600
                                5420 LBJ Freeway
                                Dallas, TX 75240
                                 (972) 661-5114

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 33-98662.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------- ----------------- ---------------- ------------- -----------
Title of each       Amount to be      Proposed maximum Proposed     Registration
class of securities registered        offering price   maximum           Fee
to be registered    (1) (2)           per share (3)    offering price
------------------- ----------------- ---------------- -------------- ----------
------------------- ----------------- ---------------- -------------- ----------
Common stock (4)       250,000 shares $0.73 (5)        $   182,500.00 $    48
------------------- ----------------- ---------------- -------------- ----------
Common stock (6)     3,279,581 shares $0.75 (7)        $ 2,459,685.00 $   649
------------------- ----------------- ---------------- -------------- ----------
Common stock (8)     1,000,000 shares $1.75 (9)        $ 1,750,000.00 $   462
------------------- ----------------- ---------------- -------------- ----------
Common stock (10)    1,000,000 shares $2.50 (11)       $ 2,500,000,00 $   660
------------------- ----------------- ---------------- -------------- ----------
Common stock (12)    6,021,860 shares $0.53 (13)       $ 3,197,608.00 $   844
------------------- ----------------- ---------------- -------------- ----------
Common stock (14)      187,500 shares $0.75 (15)       $   140,625.00 $    37
------------------- ----------------- ---------------- -------------- ----------
Total               11,738,941 shares                  $10,230,418.00 $ 2,700
------------------- ----------------- ---------------- -------------- ----------

(1) This registration statement covers the resale of 5,717,081 shares of common stock that may be acquired by option and warrantholders upon exercise of warrants and options described herein and 6,021,860 outstanding shares owned by selling shareholders.

(2) Plus such indeterminate numbers of shares of common stock as may be issuable by reason of the operation of the anti-dilution provisions of the options and warrants.

(3) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457.

(4)      Shares issuable upon exercise of warrants.

(5)      The exercise price of the warrants.

(6)      Shares issuable upon exercise of warrants.

(7)      The exercise price of the warrants.

(8)      Shares issuable upon exercise of non-employee options.

(9)      The exercise price of the options.

(10)     Shares issuable upon exercise of non-employee options.

(11)     The exercise price of the options.

(12)     Shares owned by selling shareholders.

(13) Estimated solely for the purposes of calculating the registration fee under Rule 457(c).

(14)     Shares issuable upon exercise of employee warrants.

(15)     The exercise price of the warrants.


         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Pursuant to Rule 429, the enclosed Prospectus constitutes a combined Prospectus also relating to securities covered by Registration Statement No. 33-98662, i.e. the 2,061,700 shares issuable upon exercise of outstanding Redeemable Class A Warrants held by certain securityholders, and a post-effective amendment to said registration statement.

                             PRELIMINARY PROSPECTUS
                             (subject to completion)

                          TECH ELECTRO INDUSTRIES, INC.
                        13,800,641 shares OF COMMON STOCK

         This prospectus covers an aggregate of 6,021,860 outstanding shares of our common stock, which will be sold, from time to time by some of our existing shareholders. We are also registering for resale 5,717,081 shares of our common stock that may be issued upon exercise of outstanding warrants and options by the warrantholders and optionholders identified on pages 8 and 9 of this prospectus. We will not receive any money from these shareholders when they sell their shares of common stock. This prospectus also relates to 2,061,700 shares issuable upon exercise of outstanding Redeemable Class A Warrants previously covered by SEC Registration Statement No. 33-98662.

         Our common stock is traded on the NASD Over-the-Counter Bulletin Board under the symbol "TELE". On May 31, 2001, the last reported sale price of our common stock was $0.25 per share. We have issued and outstanding 8,230,820 shares of common stock as of May 31, 2001.

         The securities offered hereby are speculative and involve a high degree of risk. You should read "Risk Factors", beginning on page 2.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                                __________, 2001

                                   THE COMPANY

         Tech Electro Industries, Inc. is a Texas corporation. Our executive offices are located at 275 North Franklin Turnpike, Suite 230, Ramsey, NJ 07446, telephone number (201) 760-9900; (201) 760-9901 (Fax).

         Tech Electro Industries' current business is conducted through its two wholly owned subsidiaries, Computer Components Corporation and AlphaNet Hospitality Systems, Inc ("AlphaNet"). Computer Components Corporation does business as Universal Battery and will hereinafter be referred to as either "Universal Battery" or "Computer Components".

         Universal Battery sells a broad line of industrial and retail batteries. Universal Battery is an authorized battery distributor, on a non-exclusive basis, for Panasonic USA, Varta USA and Duracell, USA. Universal Battery also sells to original equipment manufacturers various types of electronic components, such as resistors, capacitors and relays that are installed in electronic equipment.

         AlphaNet sells private in-room facsimile machines, 24-hour unattended "self-serve" business centers and both cordless and analog guestroom telephones to the hospitality industry. AlphaNet's products include: InnFax(R), the private in-room facsimile and business service, that can be found in over 420 hotels and 67,000 hotel rooms worldwide; The Office(R), a 24-hour unattended "self-serve" hotel business center providing hotel guests with 24-hour convenient access to various business office services such as personal computers equipped with popular software, printing, faxing and photocopying; InnPhone, an advanced two-line cordless telephone developed exclusively for hotels. AlphaNet's products can be found in hundreds of hotels around the world serving tens of thousands of guestrooms.

         On April 18, 2001, we incorporated a new wholly owned subsidiary, DomainGorilla.com, through which we plan to offer ".com", ".net" and ".org" web domain name registration services. See Description of Business page 22 below.

                                  RISK FACTORS

         An investment in our shares as offered in this prospectus involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to differences in our actual results include those discussed in this section, as well as those discussed elsewhere in this prospectus.

         We have a history of net losses. We expect to continue to incur net
         -------------------------------------------------------------------
losses and we may not achieve or maintain profitability.
-------------------------------------------------------

         We have an accumulated deficit of $9,741,446 as of December 31, 1999, $9,899,917 as of December 31, 2000 and $10,032,268 as of March 31, 2001. We have incurred net losses of $3,298,533 for the year ended December 31, 1999 and for the year ended December 31, 2000, we had a loss of $677,551, before a provision for an extraordinary gain. We incurred a net loss of $122,945 for the quarter ended March 31, 2001. We also expect to incur additional operating losses in future periods. We cannot guarantee that we will be able to achieve or sustain significant periods of profitability in the future. If we do not, it is likely that we will have to cease operations.


         We will need additional capital to expand our operations. If additional
         -----------------------------------------------------------------------
capital is not available to us, we will not achieve significant growth.
----------------------------------------------------------------------

         We intend to fund our operations and other capital needs for the next twelve months substantially from cash on hand and generated from operations. We will need funds for future expansion of our operations. Our existing funds, and those generated from operations, will not be sufficient. Further, we cannot guarantee that future additional financing, if required, will be available on acceptable terms, if at all. In August 1999, private investors, including Ventures International, Ltd., a company affiliated with our President, William Tan, and Gin Securities, Ltd., a company affiliated with William Tan's brother, Kim Yeow Tan, purchased an aggregate of 2,036,364 shares of our common stock for $1,400,000 in order to fund part of the purchase price of our subsidiary, AlphaNet Hospitality Systems Inc. In October 1999, Appel Investments Inc., a company affiliated with Mr. Tan's brother, Kim Yeow Tan, loaned AlphaNet $1,525,000 of a $2,525,000 loan to refinance existing AlphaNet indebtedness. In February 2000, Caspic International, Inc., a company affiliated with Mr. Tan loaned Tech Electro Industries $500,000 to pay a part of the purchase price of AlphaNet. Also in 1998 and 1999, Mr. Tan and Placements and Acceptance, Inc., a company of which he is the principal shareholder, an officer and director, made an aggregate of $263,000 in loans to us for working capital. See Certain Relationships and Related Transactions, page 34 below. We have been and expect to continue to be dependent on financial resources being made available to us by Mr. Tan and affiliated entities. However, neither Mr. Tan nor the affiliated entities are obligated to continue to provide us necessary financial resources. If they choose not to, Tech Electro Industries will most likely cease operations and dissolve.

         We do not have the resources to pay substantial current indebtedness
         --------------------------------------------------------------------
nor any commitment to refinance such indebtedness.
-------------------------------------------------

         As of the date of this prospectus, the current principal balance of the $2,525,000 loan to AlphaNet is $2,205,200, is due on October 21, 2001 and is secured by all of the assets of AlphaNet. Tech Electro Industries' $500,000 loan is due on September 10, 2001 and is secured by all of the AlphaNet stock. We do not have either the resources or capital commitments to pay these loans and do not have any prospects for raising additional capital. Should we be unable to refinance either of these loans, the lenders may foreclose on their security resulting in our loss of AlphaNet as a subsidiary.

         Our officers and directors propose to sell all of their stock in Tech
         ---------------------------------------------------------------------
Electro Industries.
------------------

         Our officers and directors and entities with which they are affiliated are offering to sell all 1,830,423 shares of our common stock that they own.

Such shares represent approximately 22% of our total outstanding shares. Our officers, current directors and related entities also are proposing to resell all of the 2,920,273 shares that they may acquire upon exercise of options and warrants held by them. Such underlying warrant and option shares will represent approximately 26% of the then outstanding shares of our common stock. Most of the 1,830,423 shares owned by Tech Electro Industries insiders were purchased two to three years ago in private transactions at prices significantly higher than current market prices. Each wishes to sell his or her shares to recoup some of his or her investment. In the event these persons sell all of their shares, and assuming none have exercised any option or warrant to acquire additional shares, all officers and directors of Tech Electro Industries as a group will not own any shares.

         We depend on a limited number of suppliers for the battery products we
         ----------------------------------------------------------------------
sell. The loss of one or more of these suppliers would seriously hurt our
-------------------------------------------------------------------------
business.
--------

         Our subsidiary, Universal Battery, has a close, non-exclusive relationship with Panasonic Battery Sales Group of Matsushita Electric Corp. of America, the main supplier of the battery products we sell. Over the past three years, Panasonic has supplied approximately 45% of the batteries that we sell. If our relationship with Panasonic ended, Universal Battery's business would be adversely effected. Universal Battery's customers are willing to pay a higher premium for Panasonic batteries as customers believe that Panasonic batteries provide consistent quality, reliability and safety. If Universal Battery lost Panasonic as a supplier, Universal Battery may experience a loss in revenues. While Universal Battery would probably be able to sell the equivalent products from an alternative manufacturer to some customers, Universal Battery would lose the business of those customers who specifically require Panasonic batteries. We have been and we expect to continue to be reliant on a limited number of suppliers, and the loss of any of these suppliers of our battery products could adversely effect our financial condition and results of operations.

         One customer accounts for a substantial percentage of Universal
         ---------------------------------------------------------------
Battery's revenues.
------------------

         Schumacher Electric Corporation accounted for 27.96% of Universal Battery's sales in 1999, 33.56% in 2000 and 29.09% for the quarter ended March 31, 2001. If Universal Battery lost Schumacher as a customer, our sales and income would substantially decrease.

         AlphaNet relies on one manufacturer, Sanyo, Inc., to make all of its
         --------------------------------------------------------------------
fax machines.
------------

         If AlphaNet lost its relationship with Sanyo, it would have to find another company to manufacture its fax machines. There are other fax machine manufacturers; however, if AlphaNet needed to order new fax machines to install in customers hotel rooms and it had not yet secured a new manufacturer, AlphaNet's revenues would be adversely impacted until a new manufacturer was secured.

         AlphaNet's revenues increase or decrease in direct relation to the
         ------------------------------------------------------------------
frequency of the business traveler.
----------------------------------

         Business travelers are the primary users of AlphaNet products. Sales volume is generally lower around holidays, Easter, Thanksgiving, Christmas and New Years. Also, downturns in the economy in general will likely result in fewer business travelers and a decrease in the use of AlphaNet products.


         AlphaNet's revenues have been on a downward trend. We expect this
         -----------------------------------------------------------------
decline to continue.
-------------------

         Since we acquired AlphaNet in October 1999, revenues generated through the usage of fax machines have been decreasing. Unless we are able to find new markets for AlphaNet products or develop new products to market, we expect that our sales will not grow, but likely continue to decrease. The table below indicates gross revenues and losses from all AlphaNet products for the periods indicated.

       AlphaNet Fiscal 2000       Fiscal 1999      1st Q-2001       1st Q-2000
       -------- -----------       -----------      ----------       ----------

       Revenues $7,116,523        $8,687,352       $1,394,618       $1,930,847

       Losses    ($546,934)      ($2,746,431)       ($350,992)        ($59,218)

See Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 15 for further discussion.

         Our existing product lines have at best been marginally profitable. We
         ----------------------------------------------------------------------
do not have the necessary capital to develop new products.
---------------------------------------------------------

         Universal Battery distributes standard industrial and retail batteries and passive electronic components. AlphaNet provides private in-room facsimile machines and office centers to the hospitality industry for use by hotel guests. These core businesses have not been profitable or at times only marginally profitable. Unless we successfully develop and market new products, we will not achieve any degree of success and may go out of business. However, we do not now have the capital to develop new products.

         If our key employees do not continue to work for us, our business will
         ----------------------------------------------------------------------
be harmed because competition for replacements is intense.
---------------------------------------------------------

         Our performance is substantially dependent on Ian Edmonds, Vice President of Tech Electro Industries, Randy Hardin, our CEO at Universal Battery, John J. Beasley, Ian Kindred and Desmond Durose, our executive officers at AlphaNet, to continue to work for us and to market our existing products and to develop new product lines. We do not have employment agreements or key man life insurance policies on these employees.

         Our future success and growth also depends on our continuing ability to identify, hire, train and retain other highly qualified technical, managerial and sales personnel. Since competition for such personnel is intense, we cannot guarantee that we will be able to attract, assimilate or retain other highly qualified technical, managerial or sales personnel in the future. If we cannot attract and retain the necessary technical, managerial or sales personnel, our business, operating results or financial condition could be adversely effected.

         Our President and CEO, William Tan, only devotes part of his business
         ---------------------------------------------------------------------
time to Tech Electro Industries.
-------------------------------


         William Tan, President, Chairman, and CEO devotes only a percentage of his business time to us and has other employment and business interests to which he devotes attention and will continue to do so, resulting in conflicts of interest for his attention to our business. Tech Electro Industries may suffer if Mr. Tan cannot devote the time necessary to manage our operations because of the demands of his other business interests.

         On an annual basis, Mr. Tan devotes an average of 15 to 20 hours per week to our business. However, Mr. Tan allocates as much time as necessary to handle circumstances and issues as they arise. Mr. Tan receives updates and communicates with the executives of Tech Electro Industries on a weekly basis. He chairs and attends the board meetings at Tech Electro Industries, AlphaNet, and Universal Battery, which are held several times a year, personally, or via telephone conference. Mr. Tan's participation is mainly at the board level. Mr. Tan personally contributed $1,000,000 to Tech Electro Industries for our acquisition of US Computer Group stock. Mr. Tan also assisted us in raising $3,925,000 to purchase and refinance indebtedness of AlphaNet. Mr. Tan does not receive a salary from Tech Electro Industries for his position as Chairman, CEO and President. Mr. Tan also does not receive any compensation from either AlphaNet or Universal Battery.

         Our president, William Tan, and entities in which he is a principal,
         --------------------------------------------------------------------
own directly and indirectly 35.14% of our outstanding shares of common stock,
-----------------------------------------------------------------------------
assuming exercise of all options and warrants held by such persons.
------------------------------------------------------------------

         Mr. Tan and entities that he controls, together with relatives and entities affiliated with his relatives, have control of Tech Electro Industries. Without their consent, no person could gain control of Tech Electro Industries. This would not be the case, however, should Mr. Tan and related and affiliated entities sell all of their stock in Tech Electro Industries as they propose to do.

         The exercise of outstanding warrants and options will cause immediate
         ---------------------------------------------------------------------
and possibly significant dilution in the value of your shares.
-------------------------------------------------------------

         There are 8,230,820 shares of common stock outstanding as of May 31, 2001. In addition, there are outstanding non-employee options and warrants to purchase an additional 7,778,781 shares at exercise prices ranging from $0.73 to $3.30 per share. There are also outstanding employee stock options to purchase 1,491,250 shares at exercise prices ranging from $0.7188 to $1.75 per share. At current market price levels for our common stock, any exercise of warrants or options is unlikely. However, if the market price for our common stock increases to market levels that make exercise of such warrants or options attractive and one or more of the holders of our warrants and options decide to exercise all or part of their warrants and options, you will experience immediate and possibly significant dilution in the value of your shares. The market price of our common stock could also decline upon the resale of the common stock received upon exercise of the warrants or options.


         To raise additional capital to finance expansion or to make
         -----------------------------------------------------------
acquisitions, we may need to issue new shares of common stock that may further
------------------------------------------------------------------------------
dilute the value of your shares.
-------------------------------


         To expand our current operations or to make acquisitions of other businesses, we may need to issue additional shares of our common stock. Depending on the market price of our shares that we may issue to raise capital or to make acquisitions, any such issuance could be dilutive to the value of your shares.

         We regularly evaluate, in the ordinary course of business, potential acquisitions of, or investments in, complementary business, products and technologies. If we are presented with appropriate opportunities, we intend to actively pursue their acquisitions and/or investment. We may not, however, realize the anticipated benefits of any acquisition or investment. For example, we lost our recent investment of $1.67 million in US Computer Group. See discussion under Description of Business, page 20 below. If we buy a company, we could have difficulty in assimilating that company's other personnel, technology, operations or products into our operations. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Acquisitions or business combinations could also require us to issue equity securities that would dilute your percentage ownership in us, incur debt or assume contingent liabilities and take a large immediate or future write-off or charges, including amortization of goodwill or compensation expense. Each of these results could materially and adversely affect our business and adversely affect the price of our common stock.

         The existence of the substantial number of outstanding options and
         ------------------------------------------------------------------
warrants to purchase our stock will make it much more difficult to secure future
--------------------------------------------------------------------------------
financing from non-affiliated sources.
-------------------------------------

         We have outstanding warrants and non-employee options to purchase 7,778,781 shares of our common stock. We also have outstanding employee incentive stock options to purchase 1,491,250 shares and an additional 1,918,000 shares reserved under incentive stock option plans, for future option grants. The exercise prices of these outstanding options and warrants range from $0.53 to $3.30 per share. These options and warrants overhanging the market will severely hamper our ability to raise money to finance our operations. As stated previously, if we cannot secure any needed financing, our business will fail and we will likely cease operations.

         We do not expect to be able to pay dividends on our common stock for
         --------------------------------------------------------------------
the foreseeable future.
----------------------

         We have limited financial resources. We need additional capital to expand our operations. Credit providers to our two operating subsidiaries restrict use of available cash. While these credit facilities do not directly prohibit Tech Electro Industries from paying dividends, their limitations on upstreaming capital to Tech Electro Industries effectively eliminates Tech Electro Industries' ability to pay dividends on its common stock.

         If our losses continue, our common stock may become classified as a
         -------------------------------------------------------------------
"penny stock", making resale of any shares purchased in this offering more
--------------------------------------------------------------------------
difficult.
---------

         Our common shares are traded on the OTC Bulletin Board. If our shares were to become classified as a penny stock, Rule 15g-9 of the Securities Exchange Act of 1934 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission defines a penny stock to be any equity security that has a market price of less than $5.00 per share (exclusive of commissions), subject to certain exceptions. Such exceptions include any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exemption is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

         In addition, if Tech Electro Industries does not have $2,000,000 in net tangible assets, trading in our common stock could be covered by Rules 15g-1 through 15g-6 under the 1934 Act for non-NASDAQ and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from these rules if the market price is a least $5.00 per share. However, our shares trade infrequently and recently at the $0.20 to $0.30 range. Our common stock was delisted from the Nasdaq SmallCap Market on the close of business, April 7, 1999 because we failed to comply with continued listing requirements.

         Tech Electro Industries common shares are, as of the date of this prospectus, outside the definitional scope of penny stocks as net tangibles assets exceed $2,000,000. In the event our shares were subsequently to become characterized as a penny stock, the market liquidity for our common shares could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell our common shares and thus the ability of purchasers of shares to sell their shares in the secondary market.


                                 USE OF PROCEEDS

         We will receive the proceeds upon exercise of any of the warrants or options covered by this prospectus. We will devote any such proceeds to our then working capital needs. If all the warrants and options are exercised, we will receive $13,836,420 in aggregate exercise proceeds, as follows:

Warrants and               Per share        Aggregate         Expiration
Options for                exercise price   Proceeds          Dates
-----------------          --------------   -------------     -------------
   250,000 shares          $0.73            $   182,500        2/24/05
   150,000 shares          $0.75            $   112,500       10/31/01
3,317,081 shares           $0.75            $ 2,487,811       10/20/04
1,000,000 shares           $1.75            $ 1,750,000       12/12/01
1,000,000 shares           $2.50            $ 2,500,000        3/10/02
2,061,700 shares           $3.30            $ 6,803,610       11/30/01

         We cannot assure you that any of these options or warrants will ever be exercised. In view of the current stock price, it is unlikely that the warrants to purchase 2,061,700 shares at $3.30 per share will be exercised. Those warrants expire November 30, 2001. None of the options or warrants will be re-priced.

         We will not receive the proceeds from any resale of shares that are acquired by the warrant or optionholders upon their exercise of warrants or options. Also, we will not receive the proceeds from the sale of our shares by the selling shareholders listed below.



                              SELLING SHAREHOLDERS

         We are registering for sale shares that are issued and outstanding and owned by certain existing shareholders. We are registering for resale the shares that may be issued upon exercise of outstanding warrants and options. As used hereinafter, the term "selling shareholder" includes those warrant and optionholders who may exercise their warrants and options and who may resell the shares they receive upon the exercise of their warrants and options. However, as of the date of this prospectus, none of these persons has exercised any warrant or option. Unless the price of our common stock increases substantially, it is unlikely that any warrant or option will be exercised in the foreseeable future.

         The following table includes certain information about the selling shareholders for whom we are registering the shares for resale to the public.

Name          Shares of common stock   Shares of common stock     Number of
              that may be acquired     directly owned as of       shares to be
              upon exercise of         the date of this           owned after
              warrants or options      prospectus and             the
              and resold to the        included in this           offering (2)
              public (1)                       offering
--------------------------------------------------------------------------------
William Tan (3)         100,000                  75,000                 -0-
President &
CEO of
Tech Electro Industries

Steven Scott (4)         87,500                  64,500                 -0-

Wooi Hou Tan (5)        333,000                 333,000                 -0-

Jason Tan Highway (6)   334,000                 334,000                 -0-

Mutsuko Gomi            333,000                 333,000                 -0-

Placement &           1,150,000                 283,000                 -0-
Acceptance, Inc.
(7)

Equator Holdings        180,000                 205,000                 -0-
(8)

Synergy Systems         180,000                 205,000                 -0-

Eurasia Securities      180,000                 205,000                 -0-
Ltd.

Asean Broker Ltd.       180,000                 205,000                 -0-

Fleet Security          180,000                 205,000                 -0-
Investment, Ltd (9)

Ventures                727,273                 727,273                 -0-
International, Ltd
(10)

Gin Securities, Ltd.    581,818                 581,818                 -0-

Jenny Jechart           509,091                 509,091                 -0-

Hae Jong Yoo            218,182                 218,182                 -0-

Appel Investments       116,703                 -0-                     ---

AHS Funding              76,514                 -0-                     ---
LLC (11)

Caspic                  250,000                 -0-                     ---
International
(12)

Name          Shares of common stock   Shares of common stock     Number of
              that may be acquired     directly owned as of       shares to be
              upon exercise of         the date of this           owned after
              warrants or options      prospectus and             the
              and resold to the        included in this           offering (2)
              public (1)                       offering
--------------------------------------------------------------------------------

Stephen &               ----                     20,400                 -0-
Elizabeth Davies

Hi-Tel Group, Inc.      ----                     68,000                 -0-

Stanford Leland         ----                      9,000                 -0-

Joel M. Marcus          ----                     13,600                 -0-
I.T.

Sadasuke Gomi,          ----                      2,150                 -0-
Director of
Tech Electro Industries
(13)

Matzuda                 ----                     13,600                 -0-
Corporation

Roy Schwartz            ----                     10,800                 -0-

Telstar                 ----                    136,000                 -0-
Entertainment Group

Allan Wolf, Jr          ----                     94,000                 -0-

Steven Schulz, Inc      ----                     25,000                 -0-
Pension Trust

Peter Banner            ----                     20,000                 -0-

Capital Resource        ----                     15,000                 -0-
Group


Donna Gilbert           ----                     10,446                 -0-

Pricewaterhouse         ----                  1,100,000                 -0-
Coopers, Inc.

(1) The warrants and options were issued to the named parties in connection with the sale of shares of common stock and debt financing by Tech Electro Industries.

(2) Assumes no exercise of an outstanding warrant or option held by those persons.

(3) Mr. Tan has been the President and CEO of Tech Electro Industries since February 1997. He owns (i) directly 75,000 shares of Tech Electro

         Industries common stock, (ii) indirectly 283,000 shares of common stock that are held by Placement & Acceptance, Inc., of which Mr. Tan is an officer and director, (iii) indirectly 727,273 shares of common stock that are held by Ventures International, Ltd., of which Mr. Tan is an officer and director and (iv) indirectly 250,000 shares of common stock that are held by Caspic International of which Mr. Tan is an officer and director. See footnotes 5, 7, and 9 below. Mr. Tan also holds an employee incentive stock option to purchase 400,000 shares. These shares have been registered in Registration Statement No. 333-41556. Placement & Acceptance, Inc. also owns 5,000 Tech Electro Industries Units. Each Unit consists of one share of common and one share of Series A Convertible preferred stock.

(4) Mr. Scott is the former Executive Vice President and a former director of Tech Electro Industries.

(5)      Wooi Hou Tan is the adult son of William Tan.

(6)      Jason Tan Highway is the adult nephew of William Tan.

(7) William Tan is an officer and director of Placement & Acceptance, Inc. See footnote 1 above.

(8) Mimi Tan, Secretary of Tech Electro Industries, is also an officer and director of Equator Holdings.

(9) Sadasuke Gomi, a director of Tech Electro Industries, is also a director of Fleet Security Investment, Ltd.

(10) William Tan is an officer and director of Ventures International, Ltd. See footnote 1 above.

(11)     Jenny Jechart is an officer and director of AHS Funding, LLC.

(12) William Tan is an officer and director of Caspic International. See footnote 1 above.

(13) Sadasuke Gomi has been a director of Tech Electro Industries since February 1997. See footnote (9) above.

         This prospectus also covers the 2,061,700 shares underlying warrants that were previously registered and sold by Tech Electro Industries in 1996 under registration statement number 33-98662.

                              PLAN OF DISTRIBUTION

         The shares of common stock currently owned by the selling shareholders and that may be acquired upon exercise of warrants or options may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         - on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the over-the-counter market on the Over-the-Counter Bulletin Board,

         -        in private transactions,

         -        through options,

         - by pledge to secure debts and other obligations, or a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of Section 2 (11) of the Securities Act of 1933.

         Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Any shares covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         We will pay all expenses of this registration. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. All expenses for the issuance of a supplement to this prospectus, when requested by selling stockholder(s), will be paid by the requesting stockholder(s). The selling stockholders may pay selling commissions or brokerage fees with respect to the sale of the shares by them.

                           MARKET FOR OUR COMMON STOCK

         Our common stock is now traded on the OTC Bulletin Board under the symbol TELE. Prior to April 7, 1999, our common stock was traded on the NASDAQ Small Cap Market.

         No dividends have been declared or paid on our common stock. We also have 120,588 shares of Class A preferred stock outstanding and held by two record shareholders, CEDE, Inc. and Joe and Nina Quattalaro. The Class A preferred stock carries an annual dividend of $0.3675 per share, payable in cash or shares of common stock. We have paid all dividends due and owing on the Class A preferred stock, primarily in shares of common stock.

         As of May 31, 2001, Tech Electro Industries had 8,230,820 shares of common stock issued and outstanding and held by 588 shareholders of record.

         The following table sets forth the high and low bid prices of the our common stock on a quarterly basis for the calendar years 1999 and 2000 and the first quarter of 2001, as reported by the NASDAQ Smallcap Market and NASDAQ Trading and Market Services:

                  Calendar Period                High               Low
1999:
                  First Quarter                  $4.625             $0.9375

                  Second Quarter                 $1.375             $0.25

                  Third Quarter                  $1.25              $0.6875

                  Fourth Quarter                 $1.0625            $0.625
2000:
                  First Quarter                  $2.375             $0.6875

                  Second Quarter                 $0.75              $0.50

                  Third Quarter                  $0.3125            $0.3125

                  Fourth Quarter                 $0.35              $0.1875
2001:
                 First Quarter                   $0.375             $0.1875

         The above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus. Except for the historical information contained herein, the discussion in this prospectus contains certain forward looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. These statements include, without limitation, statements concerning the potential operations and results of our operations relating to Year 2001. Our actual results could differ materially from those discussed here.

                  FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999

         Tech Electro Industries' operations for the year ended December 31, 2000 do not include US Computer Group's operations, while the financial results for the year ended December 31, 1999 includes two months of US Computer Group's operations prior to Tech Electro Industries' de-consolidation of US Computer Group on February 25, 1999. As AlphaNet was acquired on October 22, 1999, Tech Electro Industries' financial results for the year ended December 31, 1999 include AlphaNet's results for the three months ended December 31, 1999.

Revenues

         Tech Electro Industries' consolidated revenues increased by $6,642,369, 35.61%, to $25,293,043 in 2000 compared to $18,650,674 in 1999.

         Universal Battery, AlphaNet and US Computer Group had revenues of $18,176,520, $7,116,523 and none in 2000, respectively, compared to $13,105,822,
$2,312,191 and $3,187,661 in 1999, respectively.

         Universal Battery's $5,070,698 increase in revenues can be attributed to three major factors: i) new business growth in the sale of battery and battery related products to various markets, including, security, medical and consumer markets -$1,982,651; (ii) increased factory direct shipping to Universal Battery's largest customer, Schumacher Electric - $2,115,385 and iii) factory direct shipping to other customers - $972,662, of which two new customers contributed $794,636. Factory direct shipping expands revenues without incurring significant additional warehouse and handling expenses.

         For the quarter ending December 31, 2000 AlphaNet's revenues totaled $1,478,825 compared to $2,205,328 for the similar period in 1999. Approximately 85% of the revenue decline is due to a decrease in recurring facsimile usage. Facsimile usage has dropped because of the increasing use of e-mail by the business traveler. The remaining decrease is attributable to approximately 200 less fax machines sold to hotels on the lease plan compared to the fourth quarter in 1999. We expect the decline in AlphaNet's existing revenue base to continue. However, because faxing is a mature technology and a basic form of communication, we expect a leveling off of the decline. Further, the printing and copying features offered by the in-room fax machines continues to grow as the business traveler still wants hard copies of emails and other downloaded data.

         Of the $7,116,523 revenues of AlphaNet in year 2000, $6,416,564 were generated by hotel guest usage of our InnFax in-room fax machines, $512,297 by usage of The Office self-serve hotel business center and $187,662 from sale or lease to hotels of our InnPhone.

Cost of Revenues

         Tech Electro Industries' consolidated cost of revenues increased by $2,622,998, 19.24% to $16,259,437 in 2000 compared to $13,636,439 in 1999.

         Universal Battery, AlphaNet and US Computer Group's cost of revenues totaled $14,398,705, $1,860,732 and none in 2000, respectively, compared to $10,577,578, $561,358 and $2,496,030 in 1999, respectively.

         Universal Battery's increase in cost of revenues in 2000 compared to 1999 was directly related to the increased revenues. However, the cost of revenues, as a percentage of revenues, for Universal Battery decreased slightly from 80.7% in 1999 to 79.2% in 2000 due to increased volume of lower margin direct shipments.

         For the quarter ending December 31, 2000, AlphaNet's cost of revenues totaled $354,009 compared to $561,358 for the similar period in 1999. The decrease in cost of revenues is attributable to several factors: i) approximately 50% of the decline in direct costs is attributable to the 200 fewer fax machines that were sold in the fourth quarter of 2000 compared to 1999; ii) a decrease in the residual value payments at the end of a four-year facsimile machine lease agreement that AlphaNet is required to pay; and iii) the decrease in the recurring facsimile services resulted in a decrease in the costs associated with providing the service.

Operating Expenses

         Tech Electro Industries' consolidated operating expenses, consisting mainly of selling, general and administrative, depreciation and amortization expenses, increased modestly by $255,286 or 3.29% to $8,017,515 in 2000 compared to $7,762,229 in 1999.

         The selling, general and administrative expenses of Universal Battery, AlphaNet, Tech Electro Industries and U S Computer Group totaled $2,904,260, $3,516,103, $751,472 and none, respectively, in 2000, compared to $2,409,483,
$1,394,888, $927,710 and $2,064,840 in 1999.

         Universal Battery's increase in selling, general and administrative expenses in 2000 compared to 1999 was attributable primarily to the hiring of additional personnel and the opening of Battery World retail store in Oklahoma City which increased Universal Battery's rent, gross wages and travel cost.

         For the quarter ending December 31, 2000, AlphaNet's operating expenses totaled $794,546 compared to $1,394,888 for the similar period in 1999. The decrease in operating expenses is attributable to two main factors: i) approximately 75% of the decrease is due to an abnormally large amount of professional fees incurred in the fourth quarter of 1999 relating to the purchase of AlphaNet by Tech Electro Industries; ii) the remaining 25% of the decrease in operating expenses is due to a decrease in employment costs due to both a decrease in the workforce by five people and a restructuring of the senior management of AlphaNet.

         Tech Electro Industries' decrease in selling, general and administrative expenses in 2000 was attributable primarily to non-recurring consulting fees incurred during 1999 related to the acquisition of AlphaNet.

         Tech Electro Industries' consolidated depreciation and amortization expense of property and equipment was $845,680 in 2000 compared to $796,343 in 1999, an increase of $49,337, 6.20%. The increase is mainly attributable to the inclusion of AlphaNet for the entire year during 2000. However, effective January 1, 2000, AlphaNet did change the estimated useful life of the facsimile equipment, from four to eight years. AlphaNet changed the estimated useful life to eight years because the facsimile equipment remain installed and are subject to contract renewals that extends the original four-year agreement to eight years.

Interest Expense And Amortization Of Financing Costs

         Tech Electro Industries' consolidated interest expense increased to $843,527 in 2000, compared to $584,014 in 1999, an increase of $259,513 or
44.44%. The increase in interest expense is directly attributable to AlphaNet's $2,175,000 loan made late in 1999.

         Deferred financing costs are amortized on a straight-line basis over the original term of the financing agreement. During 1999, Tech Electro Industries issued warrants to various lenders, which were recorded at fair value using the Black-Scholes model and paid loan origination fees on several loans. Amortization of these deferred financing costs was $295,028 and $123,238 in 2000 and 1999, respectively.

Lawsuit Settlements

         Universal Battery, AlphaNet and Tech Electro Industries settled various outstanding litigation totaling $549,086 in 2000. In 1999 there were no lawsuit settlements.

         On April 28, 2000, the American Arbitration Association awarded an ex-employee of Universal Battery $375,865 in an employment agreement dispute. Universal Battery has paid this amount in full. $25,779 was expensed during 1999 and the remaining amount during 2000.

         AlphaNet was a defendant in a lawsuit filed by a competitor claiming that AlphaNet's The Office product infringed upon a patent assigned to the said competitor. In order to end this litigation and reduce further legal fees, AlphaNet paid the competitor $50,000 during 2000 to settle the case and all claims of the competitor. The entire amount was expensed during 1999.

         On March 22, 2000, Coast Business Credit, Inc., declared that U S Computer Group defaulted on certain loans from Coast and demanded full payment by U S Computer Group for all such loans. Tech Electro Industries guaranteed a portion of those loans. On May 7, 2000, Coast sued Tech Electro Industries in the US District Court for the Central District of California, Case No. CV-00-06115 NM (RZx), to collect $361,740 plus interest, attorney fees and costs. Tech Electro Industries settled this lawsuit by paying Coast $199,000 during 2000.

         Tech Electro Industries currently has no material lawsuits in which it is involved.

Extraordinary Gain

         In fiscal 2000, Tech Electro Industries recognized an extraordinary gain of $568,750 in connection with the retirement of a $2,100,000 note payable. The note was retired with $500,000 cash and 1,100,000 shares of Tech Electro Industries' common stock on February 25, 2000. The resulting gain was calculated as the difference between the fair value of the common stock (the trading price of the common stock on the payment date, which was $0.9375 per share) and $500,000 cash compared to the recorded amount of the note.

Inventory

         Universal Battery's inventory costs increased from approximately $1,600,000 in 1999 to $3,300,000 in 2000 due to a significant increase in revenues in 2000 over 1999 and because several significant orders were scheduled for delivery early in the first quarter of 2001. Universal Battery continually reviews its inventory allowance procedures and policies and makes adjustments as necessary. During 2000, Universal Battery estimated that its inventory obsolescence reserve of $335,274 was sufficient and accordingly, recorded no additional provision. In 1999, Universal Battery estimated that it needed to increase its reserve provision by $107,951 to $600,823.

Liquidity

         Tech Electro Industries on a consolidated basis had cash and cash equivalents of $839,060 and $894,261 at December 31, 2000 and 1999, respectively.

         Net cash used by operations was $1,910,410 compared to net cash provided by operations of $290,669 for the years ended December 31, 2000 and 1999, respectively. The majority of the cash used during 2000 was related to increases in account receivables of $1,037,813 and inventory of $1,692,183 due to increased business in 2000 offset by accounts payable increasing $579,775. During 1999 net cash provided by operations was significantly impacted by large increases in accounts payable and accrued liabilities offset partially by increases in inventory.

         Net cash used by investing activities was $121,748 compared to $2,154,980 for the years ended December 31, 2000 and 1999, respectively. In 2000, cash of $335,554 was used to purchase new property and equipment offset by the proceeds from the sale of certificate of deposits of $106,775 and payments of $107,031 received on notes receivable. In 1999, $994,235 in cash was primarily used for the acquisition of AlphaNet, unpaid advances to U S Computer Group of $472,344, purchase of a certificate of deposit of $260,294 and the de-consolidation of U S Computer Group which reduced cash by $316,262.


         The cash provided by the line of credit was $2,228,188 in 2000 and cash used to pay down the line of credit was $1,060,557 during 1999. Universal Battery is in compliance with the terms of the line of credit. Total repayments of long-term debt for the years ended December 31, 2000 and 1999 were $751,231 and $1,428,681, respectively, while total proceeds received on long-term debt for the years ended December 31, 2000 and 1999 were $336,446 and $2,223,906, respectively.

         Tech Electro Industries also received $1,448,750 on the sale of common shares in 1999 and $163,554 and $151,094 from the sale of warrants in 2000 and 1999, respectively.

International Currency Fluctuation

         Since the majority of goods that Universal Battery purchases are from Asia, it has been subject, like its competitors, to international currency fluctuation since Universal Battery's inception. The management of Universal Battery does not believe that the fluctuation in currency presents a serious threat to its operations.

                FIRST QUARTER 2001 COMPARED TO FIRST QUARTER 2000

Revenues

         For the three month period ended March 31, 2001, Tech Electro Industries had consolidated revenues of $6,869,407 compared to $5,642,059 for the similar period ended March 31, 2000, an increase of $1,227,348.

         Universal Battery and AlphaNet had revenues of $5,474,789 and $1,394,618 for the three month period ended March 31, 2001, respectively, compared to revenues of $3,689,554 and $1,952,505 for the similar period in 2000, respectively. The $1,785,235 in increased Universal Battery revenues is largely attributable to the increase in sales of battery and battery related products to the primary markets serviced by Universal Battery. Specifically, direct shipping sales accounted for approximately $910,284 or 51.0% of the increase. Batteries sold to the medical industry represented $318,783 or 17.86% of Universal Battery increased revenues. $556,168 or 31.15% related to new business growth in both industrial and consumer batteries. AlphaNet's decrease in revenues of $557,887 is largely attributable to the continued decline in facsimile usage by hotel guests as well as the declining installation base of InnFax machines in North America. Revenues generated from AlphaNet's The Office product for the three months ended March 31, 2001 remained flat in comparison to the same period in 2000. However, sales of AlphaNet's InnPhone product increased by 48.9% to $111,633 during the first quarter of 2001 in comparison to $74,965 in revenues during the same period in 2000.

Cost Of Revenues

         For the three month period ended March 31, 2001, Tech Electro Industries' consolidated cost of revenues increased to $4,797,416 compared to cost of revenues of $3,299,063 for the similar period in 2000, an increase of $1,498,353 .

         Universal Battery's and AlphaNet's cost of revenues totaled $4,430,733 and $366,683 for the three month period ended March 31, 2001, compared to $2,892,601 and $406,462 the similar period in 2000, respectively. Increased revenues at Universal Battery during the three month period ended March 31, 2001 compared to the similar period in 2000, resulted in an increase in the cost of revenues during the three month period ended March 31, 2001 compared to the similar period in 2000. Cost of revenues as a percentage of revenues for Universal Battery increased to 80.90% compared to 78.40% for the similar period in 2000. This increase is attributable mainly to lowering prices to Schumacher Electric, which is Universal Battery's largest account and a high volume and direct shipping customer. Direct services costs as a percentage of service revenues for AlphaNet increased to 26.29% compared to 20.82% for the three month period ending March 31, 2001 and 2000, respectively. The increase is largely attributable to the decline in InnFax usage by hotel guests. These costs are relatively fixed in nature and thus have not decreased significantly as revenue has decreased.

Operating Expenses

         For the three month period ended March 31, 2001, Tech Electro Industries' consolidated operating expenses, consisting of selling, general and administrative, depreciation and amortization expenses decreased to $1,873,704 compared to $2,033,231 for the similar period in 2000, a decrease of $159,527.

         Universal Battery's, AlphaNet's, and Tech Electro Industries' selling, general and administrative expenses totaled $671,691, $848,571 and $140,557, respectively for the three month period ended March 31, 2001, compared to $621,101, $1,007,072 and $144,535 for the similar period in 2000, respectively. The increase in Universal Battery's selling, general and administrative expenses in 2001 is due to increases in advertising, travel costs and wages. The decrease in AlphaNet's selling, general and administrative expenses is largely attributable to the decrease in personnel, which decreased wages and bonuses. A reduction in recruiting expenses also contributed to the decrease. Tech Electro Industries' selling, general and administrative expenses remained virtually the same for the three month period ending March 31, 2001 and 2000.

         For the three month period ended March 31, 2001, Tech Electro Industries' consolidated depreciation expense was $212,885 compared to $260,523 for the similar period in 2000, a decrease of $47,638. The decrease is largely due to a portion of the AlphaNet facsimile equipment in hotels becoming fully depreciated.

Interest Expense

         For the three month period ended March 31, 2001, Tech Electro Industries, on a consolidated basis, incurred $249,253 in interest expense compared to $283,981 for the similar period in 2000, a decrease of $34,728. The decrease is primarily due to the decrease of $67,658 in the amortization of deferred financing costs for the period ended March 31, 2001 compared to the similar period in 2000. This decrease is offset by the increased interest expense related to the increased borrowings under the Universal Battery line of credit.

Liquidity

         Tech Electro Industries had cash and cash equivalents on a consolidated basis of $723,621 and $695,090 at March 31, 2001 and 2000, respectively. On March 31, 2001 Universal Battery had $46,939 available for borrowing under its line of credit.


         Net cash provided by operations was $222,069 for the three month period ended March 31, 2001 compared to cash used of $249,678 for the similar period in 2000. The majority of the cash provided during 2001 related to a decrease in accounts receivable of $807,937 and a decrease in inventory of $545,885 offset by a decrease in accounts payable and accrued liabilities of $1,370,114. The 2000 cash used by operating activities was due to the extraordinary gain on note retirement of $568,750, an increase in inventory of $342,861 and a decrease in accounts payable of $167,630 offset by an increase in accrued liabilities of $178,305 and a decrease in prepaid expenses of $185,126.

         Net cash used by investing activities for the three month period ended March 31, 2001, was $13,058 compared to $123,623 for the similar period in 2000. The majority of the decrease was caused by the purchase of new property and equipment in 2000.

         Net cash used by financing activities for the three month period ended March 31, 2001 was $324,450 compared to cash provided of $174,130 for the similar period in 2000. The net cash used by financing activities for the three months ended March 31, 2001 comprised of payments on the Universal Battery line of credit and long term debt. The net cash provided by financing activities for the three months ended March 31, 2000 was activity on the line of credit and proceeds of $500,000 received on the Caspic loan.

         Universal Battery has a $3,000,000 line of credit with a financial institution, payable on demand, with interest payable monthly at prime plus 2%, maturing August 2002. The line of credit is secured by accounts receivable, inventories and equipment of Universal Battery. The line's availability is based on a borrowing formula which allows for borrowings equal to 85% of Universal Battery's eligible accounts receivable and 50% of eligible inventory. On March 31, 2001, $2,388,477 of the line of credit was outstanding, while $46,939 remained available for borrowings under the line of credit.

         As of March 31, 2001, AlphaNet has notes payable to financing companies with balances of $2,167,140, net of unamortized discount of $38,060. One note in the original principal amount of $1,525,000 is payable to Appel Investments, Inc. of which Kim Yeow Tan, William Tan's brother, is an officer, director and shareholder. As of March 31 and May 31, 2001, we owe $1,343,800 in principal on this note. Accrued interest is paid through May 31, 2001. The other note in the original principal amount of $1,000,000 is payable to AHS Funding LLC of which Jenny Jechart, a shareholder, is the principal shareholder. As of March 31 and May 31, 2001, we owe $861,400 in principal on this note. Accrued interest is paid through May 31, 2001. These notes, which have an interest rate of 20.5%, mature on October 21, 2001. These notes are secured by a first lien on all AlphaNet assets and a second lien on all AlphaNet stock owned by Tech Electro Industries.

         Tech Electro Industries currently has a $500,000 note at a 12% per annum interest rate payable on September 10, 2001 to Caspic International, Inc. of which William Tan is an officer, director and shareholder. As of March 31 and May 31, 2001, we owe $500,000 in principal. As of May 31, 2001, we owe $15,000 accrued interest on this note.

         We are seeking alternative sources of financing to repay the said Appel, AHS Funding and Caspic notes. These lenders have not indicated whether they will refinance these loans. We have applied for loans from traditional lenders, but to date have been unable to secure acceptable loan terms or terms with which we can comply. To date, we have been unsuccessful in securing any alternative financing.

         Tech Electro Industries believes that cash provided by its operations and cash available under the Universal Battery line of credit will be sufficient to meets its operational needs over the next year. However, it will not be sufficient to retire the said Appel, AHS Funding and Caspic indebtedness.

                             DESCRIPTION OF BUSINESS

General Business History

         Tech Electro Industries was incorporated under the laws of the State of Texas on January 10, 1992, for the purpose of acquiring 100% of the capital stock of Computer Components Corporation, a Texas corporation. Computer Components has, since its inception in 1968, operated as a distributor of electronic components and, in 1980, expanded into the battery assembly and distribution business.

         On October 29, 1996, we incorporated Universal Battery Corporation, a Texas corporation, for the purpose of expanding into new markets for batteries and battery products. In May 1999, we merged Universal Battery into Computer Components. Computer Components does business as Universal Battery.

         On March 19, 1998, we completed the acquisition of a controlling interest in US Computer Group, a company that provided a broad range of information technology services and products. On February 25, 1999, Telstar Entertainment, then the second largest shareholder of U S Computer Group, contributed additional capital to US Computer Group through the purchase of additional shares, making Telstar the largest shareholder. Effective February 25, 1999 we ceased reporting US Computer Group's financial results in our consolidated financial statements. We have written off our entire investment in US Computer Group. In March 2000, a US Computer Group bank creditor foreclosed on all of US Computer Group's assets, effectively terminating all of US Computer Group's operations. We guaranteed a portion of the US Computer Group bank indebtedness. In this regard, the said bank creditor demanded that we pay $361,740 to the bank pursuant to the guarantee and filed suit to enforce its guarantee. We settled the suit by paying the bank $199,000. We wrote off our entire investment in US Computer Group of $1,671,344. The $1,671,344 includes:
$1,000,000 in initial consideration for the purchase of 51% in US Computer Group on March 19, 1998; $472,344 in unpaid loans from Tech Electro Industries to US Computer Group; and $199,000 to settle the claim of the bank creditor.

         On July 15, 1998, Tech Electro Industries entered into an agreement to acquire DenAmerica Corp., the owner and franchiser of the Black-eyed Pea Restaurant chain and a leading franchisee of Denny's restaurants. The deal was never consummated because Tech Electro Industries could not secure the necessary financing.

         On August 1, 1998, Tech Electro Industries relocated its executive offices to New York City. On May 26, 2000, its executive offices were relocated to the offices of its subsidiary, AlphaNet, in Ramsey, New Jersey.

         On October 26, 1999, we completed the acquisition of AlphaNet Hospitality Systems, Inc. We paid a combination of cash, promissory note and assumption of indebtedness for a total consideration value of $3,500,000. We paid $1,400,000 cash that was raised in a private placement through the sale of our common stock and warrants. We issued a $2,100,000 non-interest bearing four-month promissory note to the seller as part of the purchase price. We acquired AlphaNet to gain an entry into the information technology and Internet related business sector. We also believed that the AlphaNet purchase price and terms made for a good investment of our resources.

         On March 8, 2000, we paid in full the $2,100,000 note by paying to the seller $500,000 in cash and 1,100,000 shares of our common stock. The $500,000 cash was borrowed from an entity affiliated with our president. See discussion under Certain Relationships and Related Transactions, page 34.

         We would like to develop new products that complement our existing Universal Battery and AlphaNet product lines. However, we do not have sufficient capital to devote to research and development of new products. Unless we raise additional capital for research and development, we will not be able to develop new products.

         On April 18, 2001, we launched a new business through our new wholly owned subsidiary, DomainGorilla.com, Inc., a New Jersey corporation. We will offer ".com", ".net" and ".org" top-level domain name registration and renewal service. We plan to emphasize renewal and registration services. We are accredited to offer this service by The Internet Corporation for Assigned Names and Numbers, a.k.a. ICANN. This a new venture for us. We have no experience in this business and we cannot assure any investor in our stock that we will be successful. As of the date of this prospectus we have had no revenues from this business.

Future Acquisitions And Ventures

         Tech Electro Industries believes that shareholder value may be increased through strategic acquisitions and new ventures in the information technology and Internet related business sector. We have no prospective acquisitions or ventures that we are considering as of the date of this prospectus. If in the future one does arise, we may need to issue additional shares of common stock or borrow funds to make an acquisition or enter into a new venture. If additional shares were issued, present shareholders may suffer dilution of their interest in Tech Electro Industries. We cannot assure you that any new venture or new acquisition would be successful. Our acquisition of US Computer Group in 1998 resulted in a $1,671,341 write off. In 1998, our attempt to purchase DenAmerica Corp., a restaurant company, was unsuccessful because we could not secure the required financing. Even if we wished to make a future acquisition or embark on a new venture, we may not be able to raise the capital to do so.

                                UNIVERSAL BATTERY

         Universal Battery's operations have historically consisted of: (i) sale of battery and battery assembly systems and contract manufacturing or kitting systems; (ii) sale of passive electronic components; (iii) sale of other products, such as AC transformers, ceramic sound sources, battery chargers, etc. Our products are sold to original equipment manufacturers (OEMs) and distributors for use in the manufacture and sale of high-technology products, such as computers, oil field equipment, medical instrumentation, uninterruptible power supply systems, and security equipment among others. Universal Battery is an authorized distributor, on a non-exclusive basis, for two product groupings of Panasonic, USA , Varta, USA and Duracell, USA. Varta, based in Germany, is a manufacturer of battery products. Panasonic is a subsidiary of Matsushita Electric Corp. of Japan. Universal Battery also operates under noncontractual, long-term relationships (many exceeding 10 years) with other vendors located in Taiwan, Hong Kong, China, Korea and Japan from whom it imports non-proprietary electronic components and batteries marketed under its registered trademark, "NIKKO","UBC", "Tech Electro Industries" and, occasionally, under the name of the Asian vendor. Universal Battery has also added, within the last two years, vendors of electro magnetic devices, battery charging and electro mechanical devices from The People's Republic of China.

Batteries

         Universal Battery sells and distributes, under agreements with Panasonic and Varta, a broad line of industrial (as opposed to consumer-retail) batteries. The batteries sold and distributed by Universal Battery include sealed lead-acid, nickel-cadmium, lithium, carbon-zinc, nickel metal hydride and alkaline batteries. In addition to the sales of individual batteries, we assemble and sell battery packs consisting of assembled groups of batteries combined physically and electrically into a single unit. We are a Panasonic authorized modification center and, in that capacity, create custom-designed battery packs meeting specifications of individual customers. In addition to providing the services necessary to produce battery packs, such as welding and assembly, Universal Battery supplies materials such as wiring, connectors, and casings. Completed battery packs are assembled to order in nearly all instances and we maintain little or no inventory of completed packs, although components for assembly of packs are maintained. Universal Battery also offers customers battery packs assembled in China to the customers' specifications. We maintain a broad inventory of various sizes of batteries and components utilized in battery package production to serve customer needs for immediate pack design and assembly.

         On November 24, 1998, we introduced our "Start'er Up" battery product. Start'er Up is a portable source of 12 volt DC power used primarily as an emergency starting power source for failed automobile and boat batteries. It may also be used to power many accessories, including cellular phones, portable televisions and radios. We also have a smaller version of the Start'er Up that we call "Power-Up". At only 12 pounds, it is just two-thirds the weight of the Start'er-Up product, offering greater handling convenience.

Retail Outlet

            In October 2000, we opened our first retail outlet, called Battery World, in Oklahoma City, Oklahoma for the sale of cellular and cordless phone batteries under our private label. Our outlet is in a leased facility and contains 1,200 square feet of retail space and 2,000 square feet of warehouse space. If this outlet is successful, we plan possible future sites in other large cities. As of the date of this prospectus, however, we do not have any definite plans to open any additional outlets.

         Our Oklahoma City facility also serves as a wholesale distribution hub for our line of battery products. We project that our Battery World outlet will generate $500,000 in gross revenues for fiscal year 2001 and $750,000 for fiscal year 2002, with average gross margins of 30% compared to our 22% average margins on battery sales. We caution that these are projections and they may not materialize. However, based on several months of operations, our projections are on target. For the quarters ended December 31, 2000 and March 31, 2001, Battery World had:

                                   4th-Q 2000                1st-Q 2001
                                   -----------               ----------

Wholesale revenues                  $134,069                  $102,144
Gross Margins                          30.3%                     31.9%

Retail Revenues                     $ 10,321                 $   6,349
Gross Margins                          41.2%                     48.7%

Contract Manufacturing And Kitting Operations

         For the past several years we have sold various types of electronic components to United States-based customers. The components are delivered to the customer's facility in Mexico, where Mexican sub-contractors insert these components into parted circuit PC boards to customer specifications. After such assembly, the PC boards are shipped back to the United States for assembly into the customer's final product. These are called kitting operations. To date, revenues from kitting operations have been insignificant. As of the date of this prospectus, we have only one customer for which we perform kitting operations. Because we have been unsuccessful in attracting other US based customers to kitting, we are not actively seeking new kitting business, but will perform kitting operations upon request of our customers.

Electronic Components

         Universal Battery imports and sells to OEMs and distributors the following electronic components for use in the manufacture, repair and modification of electronic equipment:

         Resistors. Carbon film, metal film and metal oxide resistors in both leaded and chip, surface mount, configurations.

         Capacitors. Polyester, polypropylene and polycarbonate metalized film, film and foil, inductive and non-inductive, aluminum electrolytic and ceramic capacitors, leaded and chip.

         Relays. AC and direct current relays, usually for operations at less than 20 amperes contact rating and 50 volts DC coil operation.

Other Product Sales

         Universal Battery sells to OEMs and distributors or retail suppliers the following other products:

         Sound sources. Piezo and inductive drive "sounders" for the production of alarm signals in security systems.

         Transformers. 120-volt AC household and business wall plug transformers for reduction of power line voltage to low voltage, 12 to 24 volts AC, applications as utilized by household and business electrical devices.

         Battery chargers. Various battery chargers used in consumers and business applications.

         Universal Battery relies primarily on sales personnel and representatives, and has undertaken only minimal advertising in trade publications. As of May 31, 2001, Universal Battery employed a direct sales force of four field salesmen and five "customer service" representatives.

Equipment

         Universal Battery owns the majority of the equipment used in its design, manufacturing and assembly operations. This includes specialized equipment such as small electric welders, sonic welder, computer aided design computer programs, computer driven battery analyzers, battery chargers, heat-shrink ovens, strip-chart recorders, timers, multi-meters and hand tools utilized in operations. We also own additional manufacturing equipment capable of automated epoxy dispensing and automated "connector to wire" attachment. We lease an insignificant amount of small equipment. Universal Battery owns the computer hardware and software required for its accounting, sales, inventory and management and the office furniture and equipment as necessary to operate its business.

         Our equipment consists of readily available items and could be replaced without significant cost or disruption to business activities.

Customers

         Our customer base is relatively broad. Universal Battery maintains a computer database of over one thousand active and inactive customers, all of whom we believe are potential customers for our products. However, one customer, Schumacher Electric Corporation, accounted for 27.96% of Universal Battery's revenues for fiscal 1999. For fiscal 2000, Schumacher accounted for 33.56% of Universal Battery's revenues. For the first quarter of 2001, Schumacher accounted for 29.09% of Universal Battery's revenues. The loss of Schumacher as a customer would materially decrease our gross sales.

Employees

         As of May 31, 2001, our workforce consisted of 30 full time employees. Our workforce is down from 1998 by 3 employees due primarily to discontinuing our Very Brite operations, in addition to an effort by management to reduce selling, general and administrative expenses.

Technology

         Universal Battery's electronic products are all relatively low technology. We believe these products are not subject to sudden obsolescence since they represent basic elements common to a wide variety of existing electronic circuit designs. At the same time, there can be no assurance that advances and changes in technology, manufacturing processes and other factors will not affect the market for our products.

Competition

         Universal Battery competes in the sale of our batteries and battery packs with many companies located in the United States, Mexico and Asia. In sales of its electronic components, we face competition from many large electronic distributors as well as from factory direct sale outlets throughout the United States as well as other importers and exporters in Asia. Many of our competitors are substantially larger and have greater resources than we do. We are able to compete by stocking batteries and components for immediate delivery to our customers on the majority of orders. We stay in contact with our principal customers to anticipate their requirements.

Environmental Matters

         We believe that we comply with all relevant federal, state, and local environmental regulations and do not expect to incur any significant costs to maintain compliance with such regulations in the foreseeable future.

Patents And Trademarks

         Although we are the owner of the trademark "NIKKO" in Texas for batteries and electronic components, that trademark is not regarded as essential or necessary for the marketing of our products. We do depend, in part, on the patents and trademarks of our vendors and suppliers, over which we have little control. It is possible that the loss of these marks, or the deregulation of their value, could have an adverse effect on our business.

Sources And Availability Of Materials

         With the exception of battery products described below, Universal Battery purchases its raw materials, such as wire, metals and packaging materials, from a number of local sources and is not dependent on any single source for raw materials. Except as noted below, it is our belief that the loss of any single supplier would not adversely affect our business. All raw materials utilized by us are readily available from many sources.

         Universal Battery enjoys a close and beneficial non-exclusive relationship with a single supplier of a substantial portion of its battery products, the Panasonic Battery Sales Group of Matsushita Electric Corp. of America. Universal Battery is a certified Panasonic Modification Center for the production of battery packs. We have also established relationships with other battery manufacturers from which we have purchased substantial numbers of batteries. The loss of any of these relationships could have a materially adverse effect on our business.

Governmental Matters

         Except for usual and customary business licenses, permits and regulations, Universal Battery's business is not subject to governmental regulations or approval of its products.

Property

         Universal Battery leases an industrial office building complex and parking facility in Addison, Texas owned by LaTaste Enterprises, a family partnership of Craig D. LaTaste, former director and former President of Universal Battery. The property includes approximately 23,000 square feet of office and warehouse building and 7,000 square feet of open fenced and paved parking and storage areas. We have entered into a lease effective March 1, 2000 for five years at a rate of $8,400 per month. The building space includes approximately 4,000 square feet of office space, 4,000 square feet of assembly space used in Universal Battery's battery pack business, with the balance of the space dedicated to warehousing, storage, shipping and receiving operations.

         Universal Battery also leases 3,200 square feet of retail/warehouse space in Oklahoma City for its Battery World outlet. We have entered into a three-year lease effective August 1, 2000 at a rate of $2,236 per month. If this outlet is successful, we plan possible future sites in other large cities. As of the date of this prospectus, however, we do not have any definite plans to open any additional outlets.


                       ALPHANET HOSPITALITY SYSTEMS, INC.

         Founded in 1992, AlphaNet Hospitality Systems Inc. supplies business and connectivity solutions to the hospitality industry. AlphaNet's products include: InnFax(R), the private in-room facsimile and business service, that can be found in over 420 hotels, 67,000 hotel rooms worldwide; The Office(R), a 24-hour unattended "self-serve" hotel business center providing hotel guests with 24-hour convenient access to various business office services such as personal computers equipped with popular software, printing, faxing and photocopying; and InnPhone, an advanced two-line cordless telephone developed exclusively for hotel guestrooms available with five or ten programmable guest service buttons, in addition to options like caller identification. AlphaNet's products can be found in hundreds of hotels around the world serving tens of thousands of guestrooms.

Products

         InnFax(R): AlphaNet's core product, InnFax, provides business travelers staying at leading hotels with a private, in-room fax machine. Users may send and receive faxes with complete confidentiality and at their convenience, on a unique, private fax number, which is disabled on check-out so that the next guest has a different and unique number. In addition, the guest has access to a range of information services and in-room printing of the hotel bill. The latest InnFax(R) machine, the IBC-5000, provides the benefits of the InnFax(R) service with the additional features of plain paper PC printing and copying.


         InnFax(R) service is based on AlphaNet's patent-protected technologies, combining the facilities of the public switched telephone network with conventional radio frequency paging into a unique communications capability. This technology provides hotels with the capability of offering private in-room fax service, even in single-line rooms, without the significant capital expenditures otherwise required to rewire the hotel and upgrade telecom systems to make in-room fax possible. For the fiscal year ended December 31, 2000, InnFax (R) accounted for approximately $6,416,564 in gross revenues, a decline of $1,950,433 compared to fiscal year 1999 gross revenues of $8,366,997. For the quarter ended March 31, 2001, InnFax (R) accounted for $1,180,271 in gross revenues compared to $1,755,786 in the quarter ended March 31, 2000.

         The Office(TM): The Office(TM) is an unattended "self-service" hotel business center. Credit card activated, The Office provides hotel guests with 24- hour convenient access to various office services.

         Hotel guests can utilize a personal computer loaded with popular business software, have access to the Internet and Email, as well as document printing, faxing and photocopying, all without ever having to leave the hotel. For hotels, particularly those within the fast growing mid-market/ limited service sector, The Office(TM) allows them to meet the needs of business travelers without the expense of added staff. For the fiscal year ended December 31, 2000, The Office accounted for approximately $512,297 in gross revenues, an increase of $137,479 compared to fiscal year 1999 gross revenues of $374,818. For the quarter ended March 31, 2001, The Office accounted for $97,715 in gross revenues compared to $100,095 for the quarter ended March 31, 2000.

         InnPhone: AlphaNet has continued to evolve as a single-source provider of business and connectivity solutions to the hospitality industry with its introduction of InnPhone, an advanced two-line cordless phone. With InnPhone, hotel guests are able to roam around their room or suite while on the phone without being tied to a fixed telephone. For fiscal year ended December 31, 2000, InnPhone sales accounted for approximately $187,662 in gross revenues. No InnPhone sales were made in fiscal 1999. For the quarter ended March 31, 2001, InnPhone accounted for $111,633 in gross revenues compared to $74,965 for the quarter ended March 31, 2000.

         AlphaNet and its licensees have InnFax (R) in-room fax machines installed in approximately 67,000 rooms in 420 hotels worldwide. AlphaNet also has its unattended business centers in 58 hotels in the United States. In addition, AlphaNet's InnPhone is installed in approximately 3,000 hotels rooms in the United States.

Equipment

         Sanyo, Inc. in Japan manufacturers on a purchase order basis AlphaNet's InnFax machines according to AlphaNet's plans and specifications. The manufacturer modifies facsimile machines to AlphaNet specifications. This allows the facsimile machines to operate as a part of a communications network so that business travelers or other individuals residing in hotel rooms can send and receive fax transmissions.

         AlphaNet also leases fax machines to hotels using third party lease arrangements. Hotels sign multi-year lease agreements with third party lease companies for fax machines, an alternative to having AlphaNet owned equipment on site. The leased equipment connects to AlphaNet communications and billing system. Approximately 10% of the installed fax machines are leased.

         The equipment necessary for The Office product line is obtained from brand name manufacturers and software suppliers and deployed in hotels under contract. The Office products contain modifications to allow for activity tracking, and summarized individual usage for billing purposes that are provided to AlphaNet and the hotel.

         AlphaNet purchases its InnPhone products from TeleMatrix, Inc. under a non-exclusive Distributor Agreement and resells such products to its hotel customers at a marked-up price. The agreement may be cancelled by either party upon 90-days written notice.

Client Base

         AlphaNet sells its product line at both chain/management company and individual property levels. Among its 370 hotel clients are properties represented by more than 20 brands, such as Hyatt, Marriott, Loews, Fairmont, and Sheraton, to name a few. AlphaNet's InnFax service can be found in every "Business Class" room of the Hyatt chain and in many leading luxury properties such as The Waldorf-Astoria, Plaza Hotel, New York Palace Hotel and The Mansion on Turtle Creek.

Employees

         AlphaNet is headquartered in Ramsey, New Jersey, a suburb of New York City, and maintains a significant office in Toronto, Canada and a small depot repair facility in Colorado Springs. AlphaNet's sales and marketing, management and support staffs are located in New Jersey. Operations, customer service, R&D and finance are in the Toronto facility. The three sales managers and the inside sales representative work from their homes, as do three installation managers located in New York, Chicago and the Washington, DC area. AlphaNet employs a total of 37 people.

Sales And Marketing

         AlphaNet sells its products and services through a direct sales force comprised of three regional sales managers and an inside sales representative, led by the Vice President of Marketing. The regional sales managers, working from their homes in New York, Chicago and San Jose, California, each are respectively responsible for the Eastern, Central and Western United States and Canada. In addition, senior management of AlphaNet takes an active roll in sales and sales management.

        Our sales force is supported by trade advertising and extensive use of highly targeted direct mail. AlphaNet also typically exhibits at two major industry trade shows each year.

Patents And Trademarks

         AlphaNet holds a number patents allowing individual fax machines to work in concert with communications networks. Those that we utilize in our products expire in five years, however, none are material to our business.

         InnFax(R) is copyrighted by AlphaNet. The Office(TM) is an AlphaNet registered trademark of unlimited duration.

Competition

         AlphaNet does not have significant competition to its InnFax business. There are two established competitors to AlphaNet's The Office product and many distributors of hotel telephones. We compete through service or product pricing and marketing to our large, established customer base.

Sources And Availability Of Services

         AlphaNet relies upon the facilities and services of various telephone and communications common carriers. Those relationships are defined under contract by multi year agreements that have, and continue to, satisfy AlphaNet's needs.

         AlphaNet relies on one manufacturer, Sanyo Electric Company, to provide it with fax machines. However, we believe that there are other companies that we can engage to manufacture our fax machines.

Governmental Matters

         Except for the usual and customary business licenses and regulations, AlphaNet's business is not subject to governmental regulations or approval of its products.

Property

         AlphaNet occupies the following leased office space: 7,300 square feet of in Toronto; 2600 square feet in New Jersey; and 400 square feet Colorado. The "per month" leases cost are as follows:

         Toronto                $11,420
         New Jersey             $ 4,490
         Colorado               $   550

         The Toronto property is on a month to month lease. The New Jersey lease expires on December 31, 2002. The Colorado lease is month to month. Tech Electro Industries' executive offices are also located in the New Jersey offices leased by AlphaNet and for which Tech Electro Industries pays a portion of the monthly lease costs.

                                   MANAGEMENT

         The following table sets forth certain information concerning the executive officers and directors of Tech Electro Industries:

Name                   Principal Occupation                                Age
--------------------------------------------------------------------------------
William Tan            Investor, President, Chief Executive Officer,       58
                       and Chairman of the Board

Ian Colin Edmonds      Vice President and Director                         29

Sadasuke Gomi          Investor and Director                               29

Julie A. Sansom-Reese  Chief Financial Officer                             37
                       Tech Electro Industries, Inc. and
                       Universal Battery

Mimi Tan               Secretary                                           27

         William Tan was elected President, Chief Executive Officer, Director, and Chairman of the Board of Directors of Tech Electro Industries in February 1997. For the past five years, Mr. Tan's principal business has been private investments. Mr. Tan has been active as an entrepreneur in the fields of finance, general insurance, property development and management for the past twenty years. He has held senior management positions in a number of financing, insurance, textile, property development and related businesses. Mr. Tan is the father of Mimi Tan.

         Ian Colin Edmonds, Vice President and director of Tech Electro Industries. Following college graduation in June 1996 and through December 1997,

Mr. Edmonds was Assistant Product Manager at Information Handling Services, a private information-technology firm, in Denver, Colorado. Mr. Edmonds has served as a director of Tech Electro Industries since July 1997. Mr. Edmonds joined Tech Electro Industries and was elected Vice President in February 1999.

         Sadasuke Gomi was elected Director of Tech Electro Industries in February 1997. Mr. Gomi is a graduate of Meii University in Japan, where he received a bachelor's degree in commerce in 1995. During the past five years, Mr. Gomi's principal occupation has been that of a private investor, as well as a student.

         Julie A. Sansom-Reese was named Interim Chief Financial Officer of Tech Electro Industries in November 1999. In November 2000, she assumed this role on a permanent basis. Since August 1986, she has served as CFO of Universal Battery. She served as CFO of Tech Electro Industries from 1992 through May 1996.

         Mimi Tan is the Secretary of Tech Electro Industries. Following college graduation in November 1996 through August 1997, Ms. Tan interned under a Vice President of Investments at Prudential Securities in Denver, Colorado. She joined Tech Electro Industries in February 1998 and was appointed corporate secretary. She is the daughter of William Tan.

         No family relationship exists among any of the executive officers or directors, except that William Tan is the father of Mimi Tan.

                              SIGNIFICANT EMPLOYEES

         The following table sets forth-certain information concerning significant employees of Tech Electro Industries wholly owned subsidiaries.


                         Age            Position
                         ---            --------
Randy Hardin             40             President and CEO of Universal Battery

John J. Beasley          51             Executive Vice President of AlphaNet

Ian Kindred              52             Vice President of AlphaNet

Desmond Durose           33             Chief Financial Officer of AlphaNet

         Randy T. Hardin is Chief Executive Officer of Universal Battery. He has been an officer of Universal Battery since November 1996. From 1991 to 1996, Mr. Hardin was the National Sales Manager of MK Battery, Inc., a distributor of sealed batteries.

         John J. Beasley joined AlphaNet in August 2000 as Executive Vice President of Sales and Marketing. Prior to joining AlphaNet, Mr. Beasley was a Regional Sales Manager for Fujitsu Business Communications, a producer of networking, telecommunications and call center equipment, where he was employed for 1-1/2 years. Prior to that he was a director of the commercial products division for Zenith Electronics for over 10 years.

         Ian Kindred is Vice President of AlphaNet. He joined AlphaNet in 1992 to create and manage its InnFax operations, engineering and customer service in North America.

         Mr. Durose joined AlphaNet in 1997 as a financial analyst. He was appointed AlphaNet's Comptroller in October 1999 and CFO on June 1, 2000. Prior to joining AlphaNet, Mr. Durose was a financial analyst at Maple Lodge Farms, a food processor. From 1991 to 1995, Mr. Durose was an auditor with PricewaterhouseCoopers.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following table sets forth information for the fiscal years ended December 31, 2000, 1999 and 1998 concerning compensation of our Chief Executive Officer and two other executive officers whose compensation during fiscal 2000 was in excess of $100,000.

                           Summary Compensation Table

            Annual Compensation                 Long-Term Compensation
            ---------------------               ------------------------------
                                                Awards             Payouts
---------   ------  ------  -----    ------     ----------   ----------  -------
Name and    Fiscal  Salary  Bonus    Other      Restricted   Securities  LTIP
Principal   Year    ($)     ($)      Annual     stock        Underlying  Payouts
Position    Ended                    Compens-   award(s)     Options/    ($)
            12/31                    ation ($)  ($)          SARs (#)
---------   ------  ------  -----    ------     ----------   ----------  -------
William     2000    0       0        0
Tan,        1999    0       0        0                       400,000     0
Chairman of
The Board,  1998    0       0        0          $244,620     100,000     0
President
and CEO
---------   ------  ------  -----    ------     ----------   ----------  -------
Ian Colin   2000    104,000 24,000   0          0            0           0
Edmonds,
Vice-
President
---------   ------  ------  -----    ------     ----------   ----------  -------
Mimi Tan    2000     86,400 18,720   0          0            0           0
Secretary
---------   ------  ------  -----    ------     ----------   ----------  -------

On November 18, 1998, we agreed on an annual compensation of $360,000 including expenses, effective February 1998, for Mr. Tan's services. On December 15, 1998, we issued to Mr. Tan 400,000 shares of common stock, in lieu of payment of Mr. Tan's 1998 accrued salary in consideration for services provided by Mr. Tan. On December 22, 1999, Tech Electro Industries and Mr. Tan rescinded the issuance of these shares to him. Mr. Tan returned the shares to Tech Electro Industries and has waived all compensation due him for his said services to Tech Electro Industries.

On February 1998, Tech Electro Industries agreed to pay Mr. Tan $10,000 per month for services rendered in 1997 as Chairman of the Board, President and

Chief Executive Officer. On February 20, 1998, we issued to Mr. Tan 100,000 shares of common stock, valued at $2.25 per share, in lieu of payment of Mr. Tan's 1997 accrued salary, and an additional 75,000 shares of common stock in repayment of expenses and advances incurred by Mr. Tan. On December 22, 1999, Tech Electro Industries and Mr. Tan rescinded the issuance of the said 100,000 shares to him. Mr. Tan returned the shares to us and has waived all compensation due him for his said services to Tech Electro Industries. Concurrently with the issuance of the foregoing shares, Tech Electro Industries granted to Mr. Tan options to acquire 100,000 shares of Common Stock, which options were exercisable over a period of two years from the date of issuance, at an exercise price of $5.00 per share. In 1999, the exercise period for these options was extended to October 31, 2001 and the exercise price reduced to $0.75 per share.

                        EMPLOYEE INCENTIVE STOCK OPTIONS

         Tech Electro Industries has adopted three employee incentive stock option plans, the (i) 1995 Incentive Stock Option Plan, (ii) 1999 Stock Option Plan and (iii) 2000 Incentive Stock Option Plan. As of the date of this prospectus there are outstanding options to purchase 1,491,250 shares granted under these Plans. All of the said shares under the 1995 Plan, the 1999 Plan and the 2000 Plan have been registered with the Securities and Exchange Commission on Form S-8, Commission File No.333-41556.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Universal Battery leases its office and warehouse premises from LaTaste Enterprises, a partnership comprised of Craig D. LaTaste and members of his family. The current lease is for a term ending February 28, 2005 and provides for an annual base rent of $100,800.

         We engaged Placement & Acceptance, Inc. a British Virgin Islands corporation, to effect a private placement of securities, which was consummated in December 1997. Mr. Tan is a director and shareholder of Placement & Acceptance. Placement & Acceptance received fees of $112,000, inclusive of expenses, for acting as sales agent in the placement. Tech Electro Industries also engaged Placement & Acceptance in October, 1999 to effect a private placement of securities to raise $1,400,000 for our acquisition of AlphaNet. Placement & Acceptance received a placement fee of warrants to purchase 500,000 shares in consideration for services rendered. The warrants are exercisable at $0.75 per share and expire on October 20, 2004.

         On October 26, 1999, Tech Electro Industries completed the acquisition of AlphaNet. As part of this transaction, Placement & Acceptance arranged for a $2,525,000 credit facility for AlphaNet to refinance its existing indebtedness. $1,525,000 of the said indebtedness was refinanced through Appel Investments Inc. and $1,000,000 through AHS Funding, LLC. William Tan's brother, Kim Yeow Tan, is an officer of Appel. Jenny Jechert, a shareholder, is a principal of AHS Funding, LLC. AlphaNet paid a loan origination fee of $150,737 to Appel and $98,828 to AHS Funding. The remaining balance of the indebtedness is an interest only loan at 20.5% per annum. The principal of the indebtedness is due in full on October 26, 2001. As additional consideration for the refinancing, Appel and AHS Funding received warrants to purchase 116,703 shares and 76,514 shares, respectively, of common stock exercisable at $0.75 per share. The warrants expire on October 20, 2004. Placement & Acceptance received a placement fee of warrants to purchase 550,000 shares of common stock, exercisable at $0.75 per share. These warrants expire on October 20, 2004.

         On February 25, 2000, we renegotiated and settled in full our $2.1 million promissory note payable to PricewaterhouseCoopers, Inc., Trustee of the Estate of AlphaNet Telecom Inc. that composed part of the purchase price of our acquisition of AlphaNet. The promissory note was paid in full by the payment of $500,000 cash and the issuance of 1,100,000 shares of common stock to PricewaterhouseCoopers, Inc. The $500,000 cash was raised by a loan from Caspic International, Inc. Mr. Tan is also a director and shareholder of Caspic International, Inc. The loan is due on September 10, 2001, bears an interest rate of 12% per annum payable monthly and is secured by a pledge of the shares of capital stock of AlphaNet. As additional consideration for the loan, we also issued to Caspic International warrants to purchase 250,000 shares of common stock at $0.73 per share exercisable immediately, with an expiration date of February 24, 2005.

         In 1998 and 1999, William Tan, our President and CEO, made unsecured, non-interest bearing loans to Tech Electro Industries of $100,000 and $56,000, respectively. We paid these loans by issuing 100, 000 and 108,000 shares of common stock, respectively, to Placement and Acceptance, Inc., of which Mr. Tan is the principal. The shares are restricted against transfer.

         Also in 1999, Placement and Acceptance made an unsecured, non-interest bearing loan to us in the amount of $107,000. During December 2000, we paid back $40,000 leaving a balance due as of the date of this prospectus of $67,000.

         The terms of each of the above-described transactions with affiliated parties are as fair to us as could have been obtained from unaffiliated parties.

           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth information concerning the beneficial ownership of our common stock and preferred stock as of May 31, 2001, by (i) each person who is known by us to own beneficially more than 5% of the common stock, (ii) each director of Tech Electro Industries, (iii) each of the executive officers of Tech Electro Industries, and (iv) all directors and executive officers of Tech Electro Industries as a group.
----------------   ------------  --------  ----------------     ------------
                   Common                  Series A Preferred
                   Stock                   Stock
                   ------        --------
                   Amount                  Amount
                   and                     and
                   Nature of               Nature of
                   Beneficial    % of      Beneficial           % of
Name and Address   Ownership(1)  Class(2)  Ownership(1)         Class(2)
----------------   ------------  --------  ----------------     ------------
William Tan        3,727,546     35.14%    5,000                4.15
Kim Wah,           Direct                  (through
President and CEO  and Indirect            ownership of
No. 18 Jalan Sri   (3)                     5,000 units)
Semantan 1
Damansara Heights
50490
Kuala Lumpur,
Malaysia

                   Common                  Series A Preferred
                   Stock                   Stock
                   ------        --------
                   Amount                  Amount
                   and                     and
                   Nature of               Nature of
                   Beneficial    % of      Beneficial           % of
Name and Address   Ownership(1)  Class(2)  Ownership(1)         Class(2)
----------------   ------------  --------  ----------------     ------------
Gin Securities,    1,163,636(4)  13.20%    0                    0
Ltd.,11 Jalan      Direct
Medang Bukit
Bandaraya
59100 Kuala
Lumpur
Malaysia
----------------   ------------  --------  ----------------     -----------
Pricewaterhouse    1,100,000     13.36%    0                    0
Coopers, Inc.      Direct
145 King Street W
Toronto Ontario
Canada
M5H 1V8
----------------   ------------  --------  ----------------     ------------
Jenny Jechart      1,094,696(5)  12.42%    0                    0
P.O. Box 4005      Direct and
Tustin,            Indirect
CA 92781
----------------   ------------  --------  ----------------     ------------
Jason Tan Highway  668,000(6)    7.80%     0                    0
Wisma Cosway       Direct
#12-02, Jln.
Raja Chulan
50200 Kuala
Lumpur,
Malaysia
----------------   ------------  --------  ----------------     ------------
Wooi Hou Tan       666,000(7)    7.78%     0                    0
First Floor        Direct
Flat 53 Gloucester
Road
London, England
SW74QN
United Kingdom
----------------   ------------  --------  ----------------     ------------
Mutsuko Gomi       666,000  (7)  8.09%     0                    0
1367-31 Kawana     Direct
Ito-Shi,
Japan 414
----------------   ------------  --------  ----------------     ------------
Craig D. LaTaste   542,979(8)    6.57%     0                    0
4526 Myerwood      Direct
Dallas, TX 75244

                   Common                  Series A Preferred
                   Stock                   Stock
                   ------        --------
                   Amount                  Amount
                   and                     and
                   Nature of               Nature of
                   Beneficial    % of      Beneficial           % of
Name and Address   Ownership(1)  Class(2)  Ownership(1)         Class(2)
----------------   ------------  --------  ----------------     ------------
Mimi Tan,          535,000(9)    6.25%     0                    0
Secretary          Direct and
275 N. Franklin    Indirect
Turnpike, #230
Ramsey, NY 07446
----------------   ------------  --------  ----------------     ------------
Sadasuke Gomi,     487,150(10)   5.72%     0                    0
Director
275 North Franklin
Turnpike, #230
Ramsey, NJ 07446
----------------   ------------  --------  ----------------     ------------
Ian Colin Edmonds  200,000(11)   2.37%     0                    0
Vice President
and Director
275 North Franklin
Turnpike, #230
Ramsey, NJ 07446
----------------   ------------  --------  ----------------     ------------
Julie Sanson-Reese 22,250(12)    0.27%     0                    0
Chief Financial
Officer
4300 Wiley Post Rd.
Addison, TX 75001
----------------   ------------  --------  ----------------     ------------
All Directors      4,971,946     42.53%    5,000                4.15%
and Executive
Officers as a
Group (5 persons)
----------------   ------------  --------  ----------------     ------------
 (1)     Except as otherwise indicated and
         subject to applicable community property and similar laws, we assume that each named person has the sole voting and investment power with respect to his or her shares, other than shares subject to options.

 (2)     Percent of class is based on the
         8,230,820 shares outstanding as of May
         31, 2001. In addition, shares which a
         person had the right to acquire within
         60 days are also deemed outstanding in
         calculating the percentage ownership of
         the person but not deemed outstanding as to any other person. Does not include shares issuable upon exercise of any warrants, options or other convertible rights, which are not exercisable within 60 days from May 31, 2001.

 (3) Includes (i) 75,000 shares directly held by Mr. Tan, (ii) a non-employee option to acquire 100,000 shares and employee incentive stock options to acquire
         400,000 shares of common stock, (iii)
         283,000 shares of common stock, options
         to purchase 100,000 shares of common
         stock and 1,050,000 warrants to purchase common stock held by Placement &
         Acceptance, Inc., a company of which Mr.
         Tan is a director and officer, (iv)
         727,273 shares of common stock and
         727,273 warrants to purchase shares of
         common stock held by Ventures
         International, Ltd., a company of which
         Mr. Tan is a director and officer, (v)
         5,000 Units, with each Unit convertible
         into one share of common stock and one
         share of preferred stock, of which one
         share of preferred stock is convertible
         into two shares of common stock and (vi)
         250,000 warrants to purchase common
         stock held by Caspic International,
         Inc., a company of which Mr. Tan is a
         director and officer.

 (4)     Includes (i) 581,818 shares of common
         stock and (ii) 581,818 warrants. Kim
         Yeow Tan, William Tan's brother, has
         voting and investment control of Gin
         Securities.

 (5)     Includes (i) 509,091 shares of common
         stock, (ii) 509,091 warrants and (iii)
         76,514 warrants owned by AHS Funding,
         LLC of which Ms. Jechart is the
         principal.

 (6)     Includes options to acquire 334,000
         shares of common stock.

 (7)     Includes options to acquire 333,000
         shares of common stock.

 (8)     Mr. LaTaste has direct ownership of
         433,732 shares of common stock, and as a partner of LaTaste Enterprise, he is owner of 16,667 shares of common stock which shares have been included in the percent of shares shown herein. In addition, Mr. LaTaste has been granted options to acquire 35,000 shares of common stock; 26,250 of such options are exercisable immediately, and are included in the percent of shares shown herein. Mr. LaTaste's wife, Jacqueline
         Green LaTaste, is the owner of 24,213
         shares of common stock, which she
         received in 1994 as an inheritance. Mr.
         LaTaste disclaims any beneficial
         interest in these shares. Mr. LaTaste's
         children are beneficiaries of the
         LaTaste Children's Trust, which owns
         46,317 shares of common stock. Mr.
         LaTaste also disclaims any beneficial
         interest in these shares.

 (9)     Includes (i) 205,000 shares and the
         options to acquire 180,000 shares of
         common stock attributed to her through
         Equator Holdings, Inc. a company of
         which Ms. Tan is a director and officer
         and (ii) options held directly by Ms.
         Tan to acquire 150,000 shares of common
         stock..

 (10)    Includes (i) 2,150 shares held directly
         by Mr. Gomi, (ii) 205,000 shares and
         options to acquire 180,000 shares
         attributed to him through Fleet Security
         Investments, Inc. of which Mr. Gomi is a director and (iii) an employee incentive stock option granted to Mr. Gomi to acquire 100,000 shares.

 (11)    Represents shares underlying options
         granted to by Mr. Edmonds.

 (12)    Represents shares underlying options
         currently exercisable by Ms.
         Sansom-Reese

                           DESCRIPTION OF COMMON STOCK

         Tech Electro Industries has authority to issue 50,000,000 shares of common stock, par value $0.01 per share. Holders of common stock are entitled to one vote per share and to receive dividends or other distributions when and if declared by the board of directors. As of the date of this prospectus, there were 8,230,820 shares of common stock outstanding. Also as of such date, we had outstanding 120,588 shares Series A preferred stock, each share of which is convertible into two shares of common stock. The preferred stock carries an annual dividend of $0.3675 per share, payable in cash or common stock. Each share of preferred stock is entitled to one vote on all matters submitted to a vote of shareholders. The preferred stock also carries a liquidation preference to the common stock of $5.25 per share plus an amount in cash equal to any accrued and unpaid dividends.

                                  LEGAL MATTERS

         Carl A. Generes, Of Counsel, Smith, Underwood and Perkins, P.C., Dallas, Texas, will pass upon the validity of the common stock offered by this prospectus.

                                     EXPERTS

         The financial statements and schedules of Tech Electro Industries as of December 31, 2000 and December 31, 1999, included in this prospectus, have been audited by King Griffin & Adamson P.C. independent certified public accountants, to the extent and for the periods set forth in their report thereon in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

         Because the factors discussed in this prospectus or incorporated herein by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of us, you should not place undue reliance on any such forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at "http:\\www.sec.gov."

         We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.

                          INDEX TO FINANCIAL STATEMENTS


                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES




                                                                        Page
                                                                        ----
Report of Independent Certified Public Accountants.......................F-2

Financial Statements

     Consolidated Balance Sheets as of December 31, 2000 and 1999........F-3

     Consolidated Statements of Operations
        for the years ended December 31, 2000 and 1999...................F-5

     Consolidated Statement of Changes in Stockholders' Equity
        for the years ended December 31, 2000 and 1999...................F-7

     Consolidated Statements of Cash Flows
        for the years ended December 31, 2000 and 1999...................F-9

     Notes to Consolidated Financial Statements..........................F-11

     Consolidated Balance Sheets as of March 31, 2001 (unaudited)
     and December 31, 2000 ..............................................F-28

     Consolidated Statements of Operations for the three months ended March 31, 2001 and 2000 (unaudited)  .........................F-30

     Consolidated Statements of Cash Flows for the three
     months ended March 31, 2001 and 2000 (unaudited)  ..................F-32

     Notes to Consolidated Financial Statements .........................F-34

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


Stockholders and Board of Directors
Tech Electro Industries, Inc. and Subsidiaries

We have audited the consolidated balance sheets of Tech Electro Industries, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tech Electro Industries, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As more fully described in Note R, subsequent to the issuance of the Company's 1999 financial statements and our report thereon dated February 11, 2000, we became aware that those financial statements which reflect negative goodwill as a liability should have reflected the negative goodwill as a reduction of long-term assets acquired. This change also reduced the net loss for the year ended December 31, 1999 by $130,101 as the negative goodwill was being amortized over a longer period than the related long-term assets acquired. The financial statements as of December 31, 2000 and 1999 and for the years then ended reflect this restatement. In our original report we expressed an unqualified opinion on the 1999 financial statements, and our opinion on the revised statements, as expressed herein, remains unqualified.

                                                     KING GRIFFIN & ADAMSON P.C.


March 8, 2001
Dallas, Texas

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999

                                     ASSETS

                                                       2000             1999
                                                   ------------       ----------
                                                     (restated)       (restated)
CURRENT ASSETS
     Cash and cash equivalents..................$      839,060      $   894,261
     Certificate of deposit.....................       153,519          260,294
     Accounts and notes receivable
        Trade, net of allowance for doubtful
        accounts of $218,763 and $282,498 in
        2000 and 1999, respectively.............     4,390,700        3,352,887
        Notes...................................             -          180,146
        Other...................................        40,280           67,901
     Inventories, net ..........................     3,303,541        1,611,358
     Prepaid expenses and other current assets..       814,864          601,257
                                                   -----------       ----------
           Total current assets.................     9,541,964        6,968,104
                                                   -----------       ----------
PROPERTY AND EQUIPMENT
     Facsimile and business center equipment....     4,252,306        4,012,297
     Leasehold improvements.....................       181,276           51,378
     Machinery and equipment....................       526,628          472,233
     Computer equipment.........................       210,706          487,581
     Furniture and fixtures.....................       241,388          214,271
     Vehicles...................................        46,262           14,262
                                                   -----------       ----------
                                                     5,458,566        5,252,022
     Less accumulated depreciation and
        amortization............................    (1,866,068)      (1,166,686)
                                                   -----------       ----------
           Net property and equipment...........     3,592,498        4,085,336
                                                   -----------       ----------

OTHER ASSETS
     Notes receivable, net of current portion...             -            7,031
     Deferred financing costs, net..............       274,231          569,259
     Other .....................................        18,436           26,461
                                                   -----------       ----------
           Total other assets...................       292,667          602,751
                                                   -----------       ----------
TOTAL ASSETS....................................$   13,427,129   $   11,656,191
                                                   ===========     ============


            The accompanying footnotes are an integral part of these
                       consolidated financial statements.

                                  - Continued -

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS - Continued
                           December 31, 2000 and 1999

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                   2000               1999
                                                -----------      ------------
                                                 (restated)       (restated)
CURRENT LIABILITIES
     Line of credit..........................$    2,617,720      $    389,532
     Current portion of long-term debt.......     2,894,990         2,197,180
     Accounts payable........................     2,426,417         1,846,642
     Accrued liabilities.....................       629,276           948,687
     Other current liabilities...............         9,200            44,119
                                                -----------       -----------
            Total current liabilities........     8,577,603         5,426,160
                                                -----------       -----------

LONG-TERM DEBT, less current portion.........        89,666         2,556,174
                                                -----------       -----------
            Total liabilities................     8,667,269         7,982,334


COMMITMENTS AND CONTINGENCIES (NOTE Q)

STOCKHOLDERS' EQUITY
  Preferred stock - $1.00 par value; 1,000,000
    shares authorized; 120,588 and 119,588
    Class A shares issued and outstanding at
    December 31, 2000 and 1999, respectively;
    liquidation preference of $633,087 and
    $627,837 at December 31, 2000 and 1999,
    respectively.............................       120,588           119,588
  Common stock - $0.01 par value; 50,000,000
    shares authorized; 8,198,197 and 7,034,684
    shares issued and outstanding at December
    31, 2000 and 1999, respectively..........        81,982            70,347
  Additional paid-in capital.................    14,457,207        13,225,368
  Accumulated deficit....................... .   (9,899,917)       (9,741,446)
                                                -----------       -----------
       Total stockholders' equity............     4,759,860         3,673,857
                                                -----------       -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...$   13,427,129      $ 11,656,191
                                               ============      ============



            The accompanying footnotes are an integral part of these
                       consolidated financial statements.

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     Years ended December 31, 2000 and 1999
                                                  2000                1999
                                             ------------         ------------
                                                                   (restated)
REVENUES
   Sales.......................................$ 18,176,520      $  13,150,822
   Service Revenue.............................   7,116,523          5,499,852
                                               ------------       ------------
                                                 25,293,043         18,650,674
COST OF REVENUES
   Cost of goods sold..........................  14,398,705         10,469,627
   Direct servicing costs......................   1,860,732          3,058,861
   Inventory obsolescence provision............           -            107,951
                                               ------------       ------------
                                                 16,259,437         13,636,439

GROSS PROFIT...................................   9,033,606          5,014,235

OPERATING EXPENSES
   Selling, general and administrative.........   7,171,835          6,796,921
   Depreciation and amortization of property
      and equipment............................     845,680            796,343
   Amortization of contract rights.............           -            168,965
                                               ------------       ------------
                                                  8,017,515          7,762,229

INCOME (LOSS) FROM OPERATIONS..................   1,016,091         (2,747,994)

OTHER INCOME (EXPENSES)
   Interest income.............................      20,008             37,794
   Interest expense............................    (843,527)          (584,014)
   Amortization of deferred financing costs....    (295,028)          (123,238)
   Lawsuit settlements.........................    (549,086)                 -
   Other, net..................................     (26,009)           118,919
                                               ------------       ------------
                                                 (1,693,642)          (550,539)
                                               ------------       ------------
LOSS BEFORE PROVISION FOR INCOME TAXES
     AND EXTRAORDINARY GAIN....................    (677,551)        (3,298,533)

PROVISION FOR INCOME TAXES.....................           -                  -
                                               ------------       ------------
LOSS BEFORE EXTRAORDINARY GAIN.................    (677,551)        (3,298,533)

EXTRAORDINARY GAIN.............................     568,750                  -
                                               ------------       ------------
NET LOSS    ...................................$   (108,801)     $  (3,298,533)
                                               ============       ============
Net loss attributable to common stockholders...$   (158,471)     $  (3,348,985)
                                               ============       ============

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     Years ended December 31, 2000 and 1999
                                   (Continued)

                                                  2000                1999
                                             ------------         ------------
                                                                   (restated)

Basic and diluted net loss per share
   attributable to common stockholders.........$       (.02)     $        (.61)
                                               ============       ============
Number of weighted average shares of common
   stock outstanding (basic and diluted).......   7,963,523          5,509,527
                                               ============       ============

            The accompanying footnotes are an integral part of these
                       consolidated financial statements.

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years ended December 31, 2000 and 1999

                       Preferred Stock          Common Stock     Additional
                     Number of                Number of             Paid-in    Shareholder   Accumulated
                      Shares      Amount       Shares    Amount     Capital     Receivable     Deficit          Total
                     ---------   --------    ---------   -------   ----------  ------------   ----------    ------------
Balances at
 January 1,1999       177,488    $ 177,488   4,799,177   $ 47,992  $3,165,843  $ (25,000)  $ (6,392,461)     $(3,026,138)

Issuance of common
 stock for cash             -           -    2,214,014    22,141    1,426,609          -              -        1,448,750

Conversions of
 preferred stock
 into common stock    (57,900)    (57,900)     115,800     1,158       56,742          -              -                -

Common stock issued
 as repayment on loan
 from shareholder           -           -      108,000     1,080      113,669          -              -          114,749

Cash received on
 shareholder receivable     -           -            -         -            -     25,000              -           25,000

Common stock issued
 for compensation           -           -      135,446     1,354      138,547          -              -          139,901

Dividends paid by
 issuance of common         -           -       47,247       472       49,980          -        (50,452)               -
 stock

Common stock issued
 for services               -           -       15,000       150       13,209          -              -           13,359

Common stock contributed
 by President and CEO
 of TEI                     -           -     (400,000)   (4,000)       4,000          -              -                -

De-consolidation of
 USCG                       -           -            -         -    7,597,929          -              -        7,597,929

Stock options issued
 to employees below
 fair market value
 recorded as
 compensation               -           -            -         -       77,652           -             -           77,652

Warrants issued with
 debt and for financing
 fees                       -           -            -         -      581,188           -             -          581,188
Net loss for 1999
(restated)                  -           -            -         -        -               -    (3,298,533)      (3,298,533)
                     ---------   --------    ---------   -------   ----------  ------------   ----------    ------------

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years ended December 31, 2000 and 1999
                                   (Continued)

Balances at
December 31, 1999
 (restated)           119,588     119,588    7,034,684    70,347   13,225,368          -     (9,741,446)       3,673,857

Units exchanged for
 common and
preferred stock         1,000       1,000        1,000        10       (1,010)         -              -                -

Reversal of common
 stock issued for
 compensation               -           -      (44,810)     (448)         448          -              -                -

Common stock issued
 as settlement of
debt                        -           -    1,100,000    11,000    1,020,250          -              -        1,031,250

Dividends paid by
 issuance of common         -           -      107,323     1,073       48,597          -        (49,670)               -
 stock

Warrants issued with
 debt                       -           -            -         -      163,554          -              -          163,554

Net loss for 2000           -           -            -         -            -          -       (108,801)        (108,801)
                     ---------   --------    ---------   -------   ----------  ------------   ----------    ------------
Balances at
 December 31, 2000
 (restated)           120,588    $120,588    8,198,197   $81,982  $14,457,207   $      -   $ (9,899,917)      $4,759,860
                    ==========   ========    =========   =======  ===========  ============   ==========    ============

             The accompanying footnotes are an integral part of this
                        consolidated financial statement.

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2000 and 1999

                                                      2000             1999
                                                  ------------    ------------
                                                                    (restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss    .....................................$   (108,801)     $ (3,298,533)
Adjustments to reconcile net loss to net cash
  provided by (used by) operating activities:
    Common stock issued for compensation......                -         139,901
    Common stock issued for services.............             -          13,359
    Stock options issued to employees recorded
       as compensation...........................             -          77,652
    Depreciation and amortization of property
       and equipment.............................       845,680         796,343
    Write-off of notes receivable................        80,146               -
    Loss on sale of fixed assets.................             -           2,170
    Extraordinary gain on retirement of
       note payable..............................      (568,750)              -
    Amortization of contract rights..............             -         168,965
    Amortization of deferred financing costs.....       295,028         123,238
    Amortization of debt discount................       228,799          31,478
    Change in operating assets and liabilities
       (net of effects of acquisition and
      de-consolidation)
         Accounts receivable - trade.............    (1,037,813)       (327,471)
         Accounts receivable - other.............        27,621         (54,412)
         Inventories.............................    (1,692,183)        810,608
         Prepaid expenses and other current
           assets................................      (213,607)       (387,316)
         Deferred financing costs................             -        (249,565)
         Other assets............................         8,025           5,551
         Accounts payable........................       579,775       1,822,942
         Accrued liabilities.....................      (319,411)        867,803
         Other current liabilities...............       (34,919)       (252,044)
                                                   ------------    ------------
Net cash provided by (used by) operating activities  (1,910,410)        290,669
                                                   ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of property and equipment..........      (335,554)       (173,799)
    Proceeds on sale of property and equipment...             -          21,512
    Cash paid for acquired subsidiary,
       net of cash in subsidiary.................             -        (994,235)
    Payments received on notes receivable........       107,031          40,442
    Advances on notes receivable.................             -        (472,344)
    Cash in de-consolidation of subsidiary.......             -        (316,262)
    Purchase of certificate of deposit...........             -        (260,294)
    Proceeds from sale of certificate of deposit.       106,775               -
                                                   ------------    ------------
Net cash used by investing activities............      (121,748)     (2,154,980)
                                                   ------------    ------------
            The accompanying footnotes are an integral part of these
                       consolidated financial statements.

                                  - Continued -

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
                     Years ended December 31, 2000 and 1999

                                                      2000             1999
                                                 -------------     -----------
                                                                    (restated)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net activity on bank lines of credit..........    2,228,188        (1,060,557)
  Repayment of long-term debt...................     (751,231)       (1,428,681)
  Proceeds of long-term debt....................      336,446         2,223,906
  Cash received on shareholder receivable.......            -            25,000
  Proceeds from sale of common stock warrants...      163,554           151,094
  Net proceeds on sale of common and
    preferred shares............................            -         1,448,750
                                                 ------------      ------------
Net cash provided by financing activities.......    1,976,957         1,359,512
                                                 ------------      ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS.......      (55,201)         (504,799)

Cash and cash equivalents at beginning
     of year   .................................      894,261         1,399,060
                                                 ------------      ------------

Cash and cash equivalents at end of year........ $    839,060      $    894,261
                                                 ============      ============

SUPPLEMENTAL DISCLOSURES OF INTEREST PAID....... $    632,000      $    553,000
                                                 ============      ============
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES

  Preferred stock converted
    into common stock........................... $          -      $     57,900
                                                 ============      ============
  Issuance of common stock for
    settlement of note payable.................. $  1,031,250      $    114,749
                                                 ============      ============
  Dividends paid through issuance
    of common stock............................. $     49,670      $     50,452
                                                 ============      ============

  Write off of notes receivable from USCG....... $          -      $    472,344
                                                 ============      ============
  Warrants issued and capitalized as
    deferred financing costs.................... $          -      $    430,094
                                                 ============      ============
  Acquisition of property and equipment
    through capital lease....................... $     17,288      $          -
                                                 ============      ============
            The accompanying footnotes are an integral part of these
                       consolidated financial statements.

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - ORGANIZATION

Tech Electro Industries, Inc. ("TEI" or the "Company") operates through its subsidiaries: (i) Computer Components Corporation ("CCC"), which does business as Universal Battery Corporation ("UBC") and (ii) Alphanet Hospitality Systems Inc. ("AHS").

TEI was incorporated under the laws of the State of Texas on January 10, 1992, for the purpose of acquiring 100% of the capital stock of CCC, a Texas corporation. CCC has, since its inception in 1968, operated as a distributor of electronic components and, in 1980, expanded into the battery assembly and distribution business.

On October 29, 1996, UBC was incorporated as a Texas corporation, for the purpose of expanding into new markets for batteries and battery products. In June 1999, UBC was merged into CCC.

UBC stocks and sells batteries and battery products. As a part of UBC's battery sales, significant value is added through the assembly of "battery packs". UBC also stocks and sells electronic components. UBC's electronic components sales are generated by in-house sales staff and sales representatives.

On March 19, 1998, TEI acquired 51% of the common stock of U.S. Computer Group ("USCG"). The acquisition was accounted for as a purchase and accordingly, the consolidated statements of operations include the operations of USCG from the acquisition date through February 24, 1999. USCG provided maintenance services for midrange computer equipment and personal computers, the sale of new and used computer equipment, network integration and design services, disaster recovery, business relocation services and internet-based training services. On February 25, 1999, Telstar Entertainment ("Telstar") contributed additional capital to USCG through the purchase of additional shares resulting in Telstar becoming the largest shareholder of USCG. Effective February 25, 1999, USCG has been accounted for under the equity method in the consolidated financial statements of TEI. As TEI's proportionate share of USCG losses has exceeded it's original investment in USCG prior to the de-consolidation, there has been no equity income/loss effect recorded by TEI during the period that USCG has been accounted for under the equity method.

On October 22, 1999, TEI acquired 100% of the outstanding common stock of AHS. The acquisition was accounted for as a purchase and the operations of AHS are included in the results of operations of the Company from the acquisition date. AHS provides in-room facsimile and business center services to the hotel industry for their business travelers through licensing agreements. AHS generates service revenues from its InnFax product line, a patented in-room send and receive facsimile service and The Office, full service business centers, for business travelers staying at hotels.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of TEI, UBC, AHS and USCG (for the period that USCG was accounted for as a subsidiary). All significant intercompany transactions and balances have been eliminated in consolidation. The consolidated group is referred to as the "Company".

Cash and Cash Equivalents

The Company considers all unrestricted highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents for purposes of the Statements of Cash Flows.

Certificate of Deposit

At December 31, 2000 and 1999, the Company's subsidiary UBC has pledged a $150,000 standby letter of credit with one of their major vendors. The Company has a 120 day certificate of deposit which secures the standby letter of credit.

Inventories

Inventories consist primarily of electronic components, materials used in the assembly of batteries into "packs" and, prior to the deconsolidation of USCG, computer systems and hardware which supported the Company's computer maintenance service contracts. All items are stated at the lower of cost or market. Electronic components and battery packing inventory is determined by the average cost method by specific part. Inventory used in computer maintenance was determined using the first-in, first-out method. The Company performs periodic evaluations, based upon business trends, to specifically identify obsolete, slow moving, and non-salable inventory. Inventory allowances are evaluated periodically to ensure they reflect the current business trends.

Property and Equipment

Property and equipment are carried at cost. Depreciation and amortization of equipment is provided using the straight line method over the estimated useful lives of the assets ranging from three to ten years. Assets held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the related asset.

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Deferred Financing Costs

Deferred financing costs are amortized on a straight-line basis over the original term of the financing agreement ranging from one to five years.

Income Taxes

The Company utilizes the asset and liability approach to accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Long-Lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of". In accordance with SFAS No. 121, long-lived assets are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. There was no impairment of the value of such assets for the years ended December 31, 2000 and 1999.

Revenue Recognition

Revenue from product sales, including computer and facsimile equipment and electronic components, is recognized upon shipment. AHS recognizes service revenue as services are provided. Prior to the de-consolidation of USCG, service revenues generated under service maintenance contracts were recognized on a straight-line basis over the contract period. Estimated losses on contracts, if any, were charged against earnings in the period in which such losses were identified. Prior to the de-consolidation of USCG, service revenues that were not under contract were recognized as the service was performed.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, between the fair value of TEI's stock over the exercise price.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the year. Diluted net loss per share is computed by dividing net loss by the weighted average number of common shares and common stock equivalents outstanding for the year. The Company's common stock equivalents, 9,161,321 and 8,881,321 in stock options and warrants as of December 31, 2000 and 1999, respectively, are not included in the diluted loss per share for 2000 and 1999 as they are antidilutive. Therefore, diluted and basic loss per share is identical. Net loss per share attributable to common stockholders has been increased for dividends on preferred stock totaling $49,670 and $50,452 for 2000 and 1999, respectively.

Use of Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

Reclassifications

Certain  1999  amounts  have  been   reclassified   to  conform  with  the  2000
presentation.

Change in Estimate

Effective January 2000, the Company increased its estimate of the useful lives of facsimile equipment from four to eight years to reflect the increase in the current service periods of such assets. This change had the effect of decreasing loss before extraordinary gain and net loss for 2000 by approximately $1,835,000 ($0.23 per share).

NOTE C - ACQUISITIONS

On October 22, 1999, the Company completed the acquisition of 100% of the issued and outstanding common stock of AHS. The purchase consideration totaled $3,500,000 through a combination of cash of $1,400,000 and a promissory note of $2,100,000. The acquisition has been accounted for as a purchase. The fair value of fixed assets was recorded based on an appraised value.

A summary of the fair value of assets acquired and liabilities assumed is as follows:
       Current assets..................................$       2,526,927
       Property and equipment..........................        4,380,589
       Current liabilities.............................       (1,834,495)
       Long-term liabilities...........................       (1,573,021)
                                                            ------------
                                                       $       3,500,000
                                                            ============
The following unaudited pro forma consolidated results of operations for the year ended December 31, 1999 assumes the AHS acquisition occurred as of January 1, 1999.
                                                                   1999
                                                                (Unaudited)
                                                               ------------
       Revenues..........................................$      25,534,064
       Net loss..........................................$      (4,751,415)
       Loss per share (basic and diluted)................$           (.86)

NOTE D - INVENTORIES

Inventories at December 31, 2000 and 1999, consist of the following:

                                                   2000             1999
                                               ------------      ----------
       Electronic components..............     $  3,638,815     $ 2,212,181
       Inventory obsolescence reserve.....         (335,274)       (600,823)
                                               ------------     -----------
                                               $  3,303,541     $ 1,611,358
                                               ============     ===========

NOTE E - NOTES RECEIVABLE

Notes receivable consist of the following at December 31, 2000 and 1999:

                                                    2000              1999
                                                ------------      -----------
  Note receivable from a preferred stock
  shareholder, collected $100,000 and
  wrote-off remaining $80,146 during 2000.....  $         -       $    180,146

  Notes receivable, from two minority
  shareholders collected in full during
  2000........................................            -              7,031
                                                -----------       ------------
                                                          -            187,177
    Less current maturities...................            -           (180,146)
                                                -----------       ------------
    Long-term portion......................... $          -       $      7,031
                                                ===========        ===========

NOTE F - LINE OF CREDIT

Line of credit at December 31, 2000 and 1999 consists of the following:


                                                       2000               1999
                                                   ------------     -----------


        $3,000,000   line  of  credit  with  bank
        payable on demand,  with interest payable
        monthly at the bank's reference rate plus
        2% (11.5% at December 31, 2000), maturing
        August   2002  and  secured  by  accounts
        receivable, inventories, and equipment of
        UBC. Pursuant to borrowing base formulas,
        as  of  December   31,  2000   additional
        borrowings   of  $359,428  are  available
        under         the         line         of
        credit......................................$  2,617,720     $  389,532
                                                     ===========     ==========

NOTE G - LONG-TERM DEBT

Long-term debt at December 31, 2000 and 1999 consists of the following:

                                                     2000             1999
                                                  ----------      -----------
        Non-interest   bearing  note  payable  to
        former   Trustee   of  AHS,   matured  in
        February 2000, (see additional discussion
        in Note O)............................   $        -    $   2,100,000

        Note payable to financing  company,  with
        interest  payable  monthly at 20.5%,  and
        principal due at maturity (October 2001),
        guaranteed by TEI, with first lien on all
        AHS assets and second  lien on AHS common
        stock  (net of  unamortized  discount  of
        $32,840  at  December   31,   2000)  (see
        additional     discussion     in     Note
        H)....................................    1,341,160        1,362,157

        Note payable to financing  company,  with
        interest  payable  monthly at 20.5%,  and
        principal due at maturity (October 2001),
        guaranteed by TEI, with first lien on all
        AHS assets and second  lien on AHS common
        stock  (net of  unamortized  discount  of
        $21,531  at  December   31,   2000)  (see
        additional     discussion     in     Note
        H)....................................      879,469         893,227

        Non-interest   bearing   unsecured   note
        payable  to a related  party,  payable as
        cash   flow   permits   (see   additional
        discussion             in            Note
        H)....................................       67,000         107,000

        Note payable to a related party, interest
        due  monthly  at 12%,  matures  September
        2001, secured by common stock of AHS (see
        additional     discussion     in     Note
        H)....................................      500,000               -

        Installment   notes  payable  to  leasing
        company,   due  in  monthly  installments
        ranging from $3,695 to $3,004,  including
        interest at rates  from 14.50% to 14.52%,
        maturing at various dates though  October
        2002,  collateralized  by  facsimile  and
        business     center      equipment     of
        AHS...................................      181,173          271,479

        Other.................................       15,854           19,491
                                                 ----------      -----------
                                                  2,984,656        4,753,354
        Less current maturities...............   (2,894,990)      (2,197,180)
                                                 ----------      -----------
                                              $      89,666     $  2,556,174
                                                 ==========      ===========

Maturities on long-term debt are as follows:

             Year ended
            December 31,
            ------------
               2001.............................$       2,894,990
               2002.............................           80,322
               2003.............................            3,847
               2004.............................            4,269
               2005.............................            1,228
                                                     ------------
                                                $       2,984,656
                                                     ============

NOTE H - RELATED PARTY TRANSACTIONS

The Company leases its original Texas office and warehouse space, from a partnership consisting of members of the family of a shareholder. Commencing March 1, 2000, the Company began leasing additional warehouse space, adjacent to the original office and warehouse building from the same partnership for five years. Rent paid to the partnership for rent was $95,200 and $67,200 for the years ended December 31, 2000 and 1999.

During January 1999, the Company loaned USCG $222,344 for working capital requirements. During August 1999, the Company loaned USCG an additional $250,000 for working capital requirements. During December 1999, the Company determined that these loans were uncollectible and therefore, these receivables were written off. Such amounts have been included with selling, general and administrative expenses in the accompanying consolidated 1999 statement of operations.

During July 1999, the Company issued 108,000 shares of common stock with a fair market value $114,749 to a stockholder of TEI in settlement of a $56,000 note payable. The excess of the fair market value of the stock over the note was recorded as compensation expense during the year ended December 31, 1999. In a separate transaction, during 1999 this stockholder contributed 400,000 shares of TEI common stock to the Company which was immediately cancelled.

During 1999, the Company borrowed $1,525,000 from a finance company that has an officer who is a relative of TEI's president. The Company paid a loan origination fee of $150,737. The loan requires interest payments monthly at 20.5% per annum. The principal is due in full on October 21, 2001. As additional consideration the finance company received warrants to purchase 116,703 shares of TEI common stock exercisable at $0.75 per share. The warrants vest immediately and expire on October 20, 2004. The fair value of the warrants of $91,255 has been recorded as a discount to the original debt and is being amortized over the term of the debt. The fair value was estimated using the Black-Scholes Model with the following assumptions: dividend yield of 0%; expected volatility of 299%; risk free interest rate of 6%; and an expected life of 5 years.

During 1999, the Company borrowed $1,000,000 from a finance company that has a principal who is also a shareholder of TEI. The Company paid a loan origination fee of $98,828. The loan requires interest payments monthly at 20.5% per annum. The principal is due in full on October 21, 2001. As additional consideration the finance company received warrants to purchase 76,514 shares of TEI common stock exercisable at $0.75 per share. The warrants vest immediately and expire on October 20, 2004. The fair value of the warrants of $59,839 has been recorded as a discount to the original debt and is being amortized over the term of the debt. The fair value was estimated using the Black-Scholes Model with the following assumptions: dividend yield of 0%; expected volatility of 299%; risk free interest rate of 6%; and an expected life of 5 years.

Also during 1999, the Company engaged an investment company, of which the Company's president is a director and shareholder to act as sales agent in a private placement. The investment company received a placement fee of 500,000 warrants in consideration for these services rendered. In addition, the Company retained the investment company to refinance certain outstanding indebtedness. The investment company received an additional 550,000 warrants in consideration for these services rendered. The aforementioned 1,050,000 warrants are exercisable at $0.75 per share and expire on October 20, 2004. Additionally, during 1999 the investment company loaned the Company $107,000 under a non-interest bearing unsecured note payable. During 2000, the Company paid
$40,000 on this note, reducing the outstanding balance to $67,000 at December 31, 2000.

During February 2000, $500,000 was borrowed from Caspic International, Inc. ("Caspic"). William Tan, the President, CEO and a significant shareholder of TEI is also a director and shareholder of Caspic. The loan has been extended and is currently due on September 10, 2001, bears an interest rate of 12% per annum, payable monthly, and is secured by a pledge of the shares of capital stock of AHS. As additional consideration for the loan, the Company issued warrants to purchase 250,000 shares of common stock at $0.73 per share, exercisable immediately, with an expiration date of February 23, 2005. The fair value of the warrants of $163,554 has been recorded as a discount to the original debt and is being amortized over the term of the debt. The fair value was estimated using the Black-Scholes Model with the following assumptions: dividend yield of 0%; expected volatility of 140%; risk free interest rate of 5%; and an expected life of 5 years.

NOTE I - DECONSOLIDATION OF USCG

Through February 24, 1999, prior to the Company beginning to account for its investment in USCG under the equity method, the consolidated losses of USCG exceeded the Company's investment in USCG by approximately $3,340,000 million. In conformity with the equity method of accounting for its investment in USCG, no additional losses have been charged to operations after February 24, 1999. In addition, the de-consolidation of USCG resulted in a net credit to additional paid-in capital of $7,597,929.

Following is an unaudited summary of financial position and results of operations of USCG:

                                                                 December 31,
                                                                     1999
                                                                 (unaudited)
                                                                ------------
Current assets.............................................$       3,671,255
Property, plant and equipment, net.........................          384,290
Other assets, net..........................................          673,243
                                                                ------------
       Total assets........................................$       4,728,788

Current liabilities........................................$       7,017,569
Long-term debt.............................................        6,719,136
                                                                ------------
       Total liabilities...................................       13,736,705
                                                                ------------
Stockholders' deficit......................................$      (9,007,917)
                                                                ============

                                                                 Year Ended
                                                                 December 31,
                                                                    1999
                                                                 (unaudited)
                                                                ------------
Sales revenue..............................................$         896,741
Sales gross profit.........................................          243,323
Service revenue............................................       14,549,823
Service gross profit.......................................       11,623,185
Net loss...................................................       (1,818,664)

USCG's operations were terminated during March 2000 due to bank foreclosure and no financial information is available for 2000 (see additional discussion in Note Q). However, management believes that USCG's 2000 operations resulted in a loss and therefore would have no effect on the Company's financial statements based on the accounting treatment discussed in Note A.

NOTE J - PREFERRED STOCK

The preferred stock bears cumulative dividends of 36 3/4 cents per share payable annually and has a liquidation preference of $5.25 per share. Through December 31, 2000 the Company has paid all dividends which have accrued on the preferred stock. The voting rights are equal to common shares, other than with respect to certain matters; generally amending the rights or powers of the preferred stock. The preferred stock is convertible at the option of the holder into two shares of common stock subject to adjustment (the "Conversion Rate") (as more fully described in the Certificate of Designation) at any time after one year from the date of issue. The Company may compel conversion at the Conversion Rate at any time after one year from the date of issue if the closing market price of the common stock is $5.25 or higher for 30 consecutive trading days. None of the outstanding shares of preferred stock were converted into common stock during 2000 or 1999.

NOTE K - INCOME TAXES

Deferred tax assets and liabilities at December 31, 2000 and 1999 consist of the following:

                                                 2000                 1999
                                            -----------           -----------
  Current deferred tax asset...............$    259,075     $        517,436
  Current deferred tax liability...........           -              (80,069)
  Valuation allowance......................    (259,075)            (437,367)
                                            -----------         ------------
  Net current deferred tax asset...........$          -     $              -
                                            ===========         ============

  Non-current deferred tax asset...........$  2,040,727     $      1,802,894
  Non-current deferred tax liability.......           -              (19,570)
  Valuation allowance......................  (2,040,727)          (1,783,324)
                                            -----------         ------------
  Net non-current deferred tax asset.......$          -     $              -
                                            ===========         ============

The current deferred tax asset results primarily from the provision for inventory obsolescence and doubtful accounts and certain accrued liabilities which are not deductible for income tax purposes until paid. The non-current deferred tax asset arises from the different useful lives for depreciating assets for federal income tax purposes and from the net operating loss carry forward. The net operating loss available at December 31, 2000 amounts to approximately $5,298,000 and begins to expire in 2011. The current and net non-current deferred tax assets have a 100% valuation allowance due to the uncertainty of generating future taxable income.

The Company's income tax benefit for the years ended December 31, 2000 and 1999 differed from the statutory federal rate of 34 percent as follows:

                                                       2000             1999
                                                 ------------       -----------
  Statutory rate applied to loss
     before income taxes......................$     (36,992)    $   (1,121,501)
  Increase (decrease) in income taxes
     resulting from:
       Amounts not deductible for federal
         income tax purposes..................       32,460             55,405
       State income taxes, net of federal
         income tax effect....................       (3,231)           (97,386)
       Increase in valuation allowance........       79,111          2,638,102
       Change in previous year estimate.......      (71,348)                 -
       Net assets purchased...................            -            339,737
       Net liability removed through
          de-consolidation of USCG............            -         (1,814,357)
                                                -----------       ------------
  Income tax benefit..........................$           -     $            -
                                                ===========       ============

NOTE L - CREDIT CONCENTRATIONS AND SIGNIFICANT CUSTOMERS

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, a certificate of deposit, and accounts and notes receivable.

Cash and cash equivalents and certificates of deposit are at risk to the extent that they exceed Federal Deposit Insurance Corporation insured amounts. To minimize this risk, the Company places its cash and cash equivalents and other short-term investments with high credit quality financial institutions.

In the normal course of business, the Company extends unsecured credit to virtually all of its customers. The Company has a broad base of customers located throughout the United States and abroad, which reduces its credit risk. Because of the credit risk involved, management has provided an allowance for doubtful accounts which reflects its opinion of amounts which will eventually become uncollectible. In the event of complete non-performance by the Company's customers, the maximum exposure to the Company is the outstanding accounts receivable balance at the date of non-performance. At December 31, 2000 and 1999, one accounts receivable account comprised approximately 34% and 28%, respectively, of the total trade accounts receivable balance. Through the date of this report, substantially all of this amount had been collected. During the year ended December 31, 2000, one customer accounted for 24% of total revenues while in 1999 one customer accounted for 20% of total revenues. UBC has certain significant suppliers of its battery products and electronic components. The loss of any of these relationships could have a material adverse effect on the Company. AHS relies on one manufacturer to provide all fax machines. The loss of this relationship could have a material adverse effect on the Company.

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

At December 31, 2000 and 1999 the carrying value all of the Company's certificate of deposit, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short term nature.

The line of credit and long-term debt carrying values approximate fair value based on the borrowing rates currently available to the Company for loans with similar terms.

NOTE N - STOCK OPTIONS AND WARRANTS

Compensatory stock options
--------------------------
On July 19, 1995, the Board of Directors approved the 1995 Incentive Stock Plan ("1995 Plan") which provided for 250,000 common stock options to be issued through December 31, 1999. At December 31, 2000, there are 111,250 outstanding under the 1995 Plan.

On August 13, 1999, the Board of Directors approved the 1999 Incentive Stock Option Plan ("1999 Plan") which provided for 2,000,000 common stock options to be issued. On August 13, 1999, 341,250 options were issued to certain employees with an exercise price of $1.00 per share, vested immediately and are exercisable over two years. On November 15, 1999, an additional 1,030,000 options under the 1999 Plan were issued to certain employees with an exercise price of $0.75 per share. The majority of the options vested immediately, and expire from two to five years. At December 31, 2000, there are 1,300,000 options outstanding under the 1999 Plan.

On June 24, 2000, the Board of Directors approved the 2000 Incentive Stock Option Plan ("2000 Plan") in terms of which 2,000,000 common stock options can be issued. At various dates throughout 2000, 80,000 options were issued under the "2000 Plan" to certain employees with an exercise price of $0.72 per share. The options vest over a two year period, and expire between three to four years. At December 31, 2000, there are 80,000 options outstanding under the 2000 Plan.

The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for all options granted to employees. Had compensation cost for the Company's stock based compensation Plans been determined consistent with FASB statement No. 123, "Accounting for Stock Based Compensation," the Company's net loss and net loss per share attributable to common stockholders would have been increased to the pro forma amounts indicated below:

                                                    Years ended December 31,
                                                     2000             1999
                                                 ------------    -------------
Net loss attributable to
     common shareholders
                              As reported........$  (158,471)    $  (3,348,985)
                              Pro forma..........$  (174,323)    $  (4,501,773)

Basic and diluted net loss
     per share attributable
     to common shareholders
                             As reported........$       (.02)     $       (.61)
                             Pro forma..........$       (.02)     $       (.82)

The fair value of each option grant for TEI stock is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1999: dividend yield of 0 percent; expected volatility of 134%; risk free interest rate of 6%; and an expected life of 2-5 years; and the following assumptions used for grants in 2000: dividend yield of 0 percent; expected volatility of 140%; risk free interest rate of 5%; and an expected life of 2 years.

A summary of the Company's compensatory stock option plans as of December 31, 2000 and 1999 and changes during the years ended December 31, 2000 and 1999 are as follows:

                                                Weighted
                                                Average
                                               Exercise         Range of
                                       Options   Price       Exercise Price
                                      ---------  -----       --------------
Outstanding at January 1, 1999...     267,750      .94      .75    -    1.75

Granted..........................   1,371,250      .80      .75    -    1.00
Forfeitures......................      (6,500)    1.00     1.00    -    1.00
Cancelled........................    (171,250)    1.00     1.00    -    1.00
                                    ---------
Outstanding at December 31, 1999.   1,461,250      .82      .75    -    1.75

Granted..........................      80,000      .72      .72    -     .72
Cancelled........................     (50,000)     .75      .75    -     .75
                                    ---------
Outstanding at December 31, 2000.   1,491,250      .85      .72    -    1.75
                                    =========

At December 31, 2000 there are 1,491,250 compensatory stock options outstanding with a weighted-average exercise price of $.85. At December 31, 2000, 1,437,500 of these options are exercisable with a weighted-average exercise price of $0.83. The weighted-average remaining contractual life of the compensatory options outstanding approximated 3.25 years.

Other options

On October 11, 1999, the Board of Directors approved the issuance of 187,500 stock options in connection with a severance agreement and for services performed. The options were granted with an exercise price of $0.75 per share, vested immediately and are exercisable over two years. At December 31, 2000, all 187,500 options are outstanding.

Warrants

Effective February 10, 1997, the Company sold 1,100,000 shares of common stock and warrants to acquire an additional 1,000,000 shares of common stock for $1,870,000. The warrants had an exercise price per share of $2.15. Each warrant originally expired thirteen months from the date of issuance. On March 1, 1998, the Company and the warrant holders agreed to amend the original warrant agreement. The amendment adjusted the exercise price to $2.50 per share and extended the exercise period to March 10, 1999. On February 11, 1999, the Company agreed to extend the exercise period to March 10, 2000 at the same exercise price of $2.50 per share. On February 17, 2000, the Company agreed to extend the exercise period to March 10, 2002 at the same exercise price of $2.50 per share. At December 31, 2000, all 1,000,000 warrants are outstanding.

Effective December 12, 1997, the Company sold 1,000,000 shares of common stock and warrants to acquire an additional 1,000,000 shares of common stock for net proceeds of $1,470,500. The warrants had an exercise price of $1.75 and expired twelve months from the date of issuance. On November 12, 1998, the Company agreed to extend the exercise period to December 12, 1999 at the same exercise price of $1.75 per share. On November 30, 1999, the Company agreed to extend the exercise period to December 12, 2001 at the same exercise price of $1.75 per share. At December 31, 2000, all 1,000,000 warrants are outstanding.

Effective December 12, 1997, the Company adjusted the terms of certain previously issued warrants. The exercise price was reduced from $3.50 to $3.30 per warrant. Each warrant was also adjusted to entitle the holder the purchase of 1.06 shares of the Company's common stock, and may be redeemed at the option of the holder at $0.10 per warrant on 30 days written notice if the average price of the common stock exceeds $5.25 per share for 30 consecutive trading days prior to the notice. On October 12, 2000, the Company announced that it extended the expiration date of the warrants to November 30, 2001. At December 31, 2000, all 1,945,000 warrants are outstanding.

During 1999, the Company sold common stock pursuant to a private placement. As part of the private placement, each common stock share purchased included a warrant to purchase an additional share of common stock at $0.75 per share. A total of 2,036,354 warrants were issued as part of the private placement. The warrants vested immediately and expire October 20, 2004. At December 31, 2000, all 2,036,354 warrants are outstanding.

During 1999, the Company issued warrants to purchase 193,217 shares of common stock associated with loans from two related parties (see additional discussion in note H). At December 31, 2000, all 193,217 warrants are outstanding.

During 1999, the Company issued warrants to purchase 1,050,000 shares of common stock to a related party for fund raising and the arrangement of certain debt (see additional discussion in note H). At December 31, 2000, all 1,050,000 warrants are outstanding.

During 2000, the Company issued warrants to purchase 250,000 shares of common stock to a related party for loaning the Company $500,000 (see additional discussion in note H). At December 31, 2000, all 250,000 warrants are outstanding.

NOTE O - EXTRAORDINARY GAIN

The Company recognized an extraordinary gain of $568,750 in connection with the retirement of a $2,100,000 note payable. The note was retired with $500,000 cash and 1,100,000 shares of the Company's common stock on February 25, 2000. The resulting gain was calculated as the difference between the fair value of the common stock (the trading price of the common stock on the payment date, which was $0.9375 per share) and $500,000 cash compared to the recorded amount of the note.

NOTE P - SEGMENTS

The battery and electronic sales segment represents the operations of UBC, which includes the stocking and sales of battery and electronic components. The hospitality service operations of AHS provides private in-room facsimile and office business center for business travelers. The Company's service maintenance segment represents operations of USCG (for the period it was consolidated) which provided computer system maintenance services to customers in New York, New Jersey and Pennsylvania. These segments were identified based on the different nature of the services, location, and, in general, the type of customers for those services.

A summary of the segment financial information reported to the chief operating decision maker is as follows:

                                               Year Ended December 31, 2000
                    ---------------------------------------------------------------------
                                                    Battery and
                       Service     Facsimile &      Electronic
                    Maintenance   Business Center     Sales      Adjustment  Consolidated
                    ------------  ---------------  ------------  ----------  ------------
Revenue               $     -     $ 7,116,523      $ 18,176,520  $       -   $ 25,293,043
Depreciation and
  amortization              -         754,672            85,728      5,280        845,680
Segment profit (loss)       -         213,067           322,345   (644,213)      (108,801)
Segment assets              -       5,157,462         7,917,606    221,960     13,297,028
Capital expenditures
  by segment                -         197,863           129,365      8,326        335,554

                                               Year Ended December 31, 1999
                      ----------------------------------------------------------------------
                                                      Battery and
                         Service       Facsimile &     Electronic
                      Maintenance(1) Business Center     Sales      Adjustment  Consolidated
                      ------------   ---------------  ------------  ----------  ------------

Revenue               $3,187,661     $ 2,312,191      $13,150,822   $       -    $18,650,674
Depreciation and
  amortization           168,965         550,824           73,448       3,106        796,343
Segment profit (loss) (1,493,412)       (845,422)         356,027  (1,315,726)    (3,298,533)
Segment assets                 -       6,359,359        4,865,136     431,696     11,656,191
Capital expenditures
  by segment               8,774         149,307            9,791       5,927        173,799

(1)Includes the operations for the period from January 1, 1999 through February 24, 1999.

The adjustments represent depreciation and amortization related to corporate assets, corporate expenses, and corporate capital expenditures to reconcile segment balances to consolidated balances.

NOTE Q - COMMITMENTS AND CONTINGENCIES

Litigation

In March 1998, the Company completed the acquisition of a controlling interest in USCG, a company that provided a broad range of information technology services and products. On February 25, 1999, Telstar Entertainment ("Telstar"), the second largest shareholder of USCG, contributed additional capital to USCG through the purchase of additional shares, making Telstar the largest shareholder of USCG. Effective February 25, 1999 TEI ceased reporting USCG's financial results in its consolidated financial statements and uses the equity method to account for its minority interest. On October 20, 1999 TEI guaranteed a payment made by Telstar to USCG totaling $100,000 for working capital. In March 2000, a USCG bank creditor foreclosed on all of USCG's assets, effectively terminating all of USCG's operations. TEI had guaranteed a portion of the USCG bank indebtedness. On June 7, 2000, the lender sued TEI in the US District Court for the Central District of California, Case No. CV-00-06115 NM (RZx), to collect $361,740 plus interest, attorney fees and costs. The Company settled this lawsuit on September 20, 2000 by paying the bank creditor $199,000. This amount is included in lawsuit settlement in the accompanying consolidated statement of operations.

On April 28, 2000, the American Arbitration Association awarded an ex-employee of UBC $375,865 due to breech of his employment agreement. As of December 31, 2000 this settlement has been paid in full and has been included in lawsuit settlement in the accompanying consolidated statement of operations (approximately $25,000 was accrued during 1999).

Additionally, in the normal course of its business the Company is subject to various other litigation. Management, based on discussions with its legal counsel, does not believe such claims will have a material impact on the Company's financial position or results of operations.

Operating Leases

The Company leases certain office facilities under various non-cancelable operating leases. Minimum future payments on these leases as of December 31, 2000 are as follows:

            Years ending
            December 31,

                2001......................................$         187,802
                2002......................................          183,882
                2003......................................          116,452
                2004......................................          100,800
                2005......................................           25,200
                                                               ------------
                                                          $         614,136
                                                               ============
Rent expense for the years ended December 31, 2000 and 1999 amounted to approximately $330,000 and $182,000.

Commitments

AHS has entered into agreements with certain leasing companies which require AHS to make monthly payments which represents the estimated residual value at the end of a four-year leasing contract. The future minimum payments under these agreements at December 31, 2000 are as follows:

             Year ended
            December 31,

                2001......................................$         201,413
                2002......................................           52,402
                                                               ------------
                                                          $         253,815
                                                               ============
This adjustment has the effect of reducing total depreciation and amortization by $130,101 as this negative goodwill prior to the restatement was being amortized

During 2000, AHS entered into an agreement to purchase facsimile equipment totaling $630,000. $378,000 was paid in 2000 and included in prepaid expenses and the remaining $252,000 will be due upon delivery of the facsimile machines in 2001.

NOTE R - RESTATEMENT

The Company has determined that the negative goodwill recorded at December 31, 1999, should have been recorded as a reduction to the long-term assets acquired of AHS. This adjustment has the effect of reducing total depreciation and amortization by $130,101 as this negative goodwill prior to the restatement was being amortized over a longer period than the related long-term assets acquired. Accordingly the Company has restated the financial statements for December 31, 1999 and the unaudited interim financial statements for the quarters ended March 31, June 30 and September 30, 2000. The effect of this restatement is as follows:
                  December 31,  March 31, 2000  June 30, 2000 September 30, 2000
                      1999       (unaudited)     (unaudited)      (unaudited)
                  ------------  --------------  ------------- -----------------
Total assets      $ (3,903,031) $(3,772,930)    $(3,642,829)     $(3,512,728)
Total liabilities $ (4,033,132) $(3,903,031)    $(3,772,930)     $(3,642,829)
Decrease Net loss $   (130,101) $ --            $ --             $ --
Equity              --          $   130,101     $   130,101      $   130,101

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
             AS OF MARCH 31, 2001 (UNAUDITED) AND DECEMBER 31, 2000

                                     ASSETS
                                                March 31,     December 31,
                                                  2001            2000
                                              (Unaudited)
                                              ------------   --------------
CURRENT ASSETS
  Cash and cash equivalents . . . . . . . .   $    723,621   $     839,060
  Certificate of deposit. . . . . . . . . .        155,632         153,519
  Accounts and notes receivable trade, net
     of allowance for doubtful accounts of
    $179,538 (unaudited) and $218,763  . .       3,576,763       4,390,700
    Notes . . . . . . . . . . . . . . . . .          3,416               -
    Other . . . . . . . . . . . . . . . . .         33,460          40,280
  Inventories, net of allowance for obsolescence
    of $338,274 (unaudited) and $335,274  .      2,754,656       3,303,541
  Prepaid expenses and other current assets        777,873         814,864
                                              ------------   --------------
      Total current assets. . . . . . . . .      8,025,421       9,541,964
                                              ------------   --------------
PROPERTY AND EQUIPMENT
  Facsimile and business center equipment        4,190,900       4,252,306
  Machinery and equipment . . . . . . . . .        536,661         526,628
  Furniture and fixtures  . . . . . . . . .        243,214         241,388
  Computer equipment. . . . . . . . . . . .        210,894         210,706
  Leasehold improvements. . . . . . . . . .        181,276         181,276
  Vehicles. . . . . . . . . . . . . . . . .         46,262          46,262
                                              ------------   --------------
                                                 5,409,207       5,458,566
  Less accumulated depreciation and
    amortization. . . . . . . . . . . . . .     (2,018,318)     (1,866,068)
                                              ------------   --------------
      Net property and equipment. . . . . .      3,390,889       3,592,498
                                              ------------   --------------
OTHER ASSETS
  Deferred financing costs, net . . . . . .        200,475         274,231
  Other . . . . . . . . . . . . . . . . . .          9,146          18,436
                                              ------------   --------------
      Total other assets. . . . . . . . . .        209,621         292,667
                                              ------------   --------------
TOTAL ASSETS. . . . . . . . . . . . . . . .   $ 11,625,931   $  13,427,129
                                              ============   ==============

               The accompanying footnotes are an integral part of
                    these consolidated financial statements.

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS - Continued


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                               March 31,     December 31,
                                                 2001            2000
                                              (Unaudited)
                                            --------------  --------------
CURRENT LIABILITIES
  Line of credit . . . . . . . . . . . .    $   2,388,477   $   2,617,720
  Current portion of long-term debt  . .        2,845,332       2,894,990
  Accounts payable . . . . . . . . . . .        1,323,846       2,426,417
  Accrued liabilities  . . . . . . . . .          361,733         629,276
  Other current liabilities  . . . . . .            9,200           9,200
                                            --------------  --------------
      Total current liabilities. . . . .        6,928,588       8,577,603
                                            --------------  --------------

LONG-TERM DEBT, less current portion . .           60,428          89,666
                                            --------------  --------------
      Total liabilities. . . . . . . . .        6,989,016       8,667,269

STOCKHOLDERS' EQUITY
  Preferred stock - $1.00 par value;
    1,000,000 shares authorized; 120,588
    Class A issued and outstanding;
    liquidation preference of $633,087 .          120,588         120,588
  Common stock - $0.01 par value;
    50,000,000 shares authorized;
    8,235,820 (unaudited) and 8,198,197
    shares issued and outstanding at
    March 31, 2001 and December 31, 2000,
    respectively . . . . . . . . . . . .           82,358          81,982
  Additional paid-in capital . . . . . .       14,466,237      14,457,207
  Accumulated deficit  . . . . . . . . .      (10,032,268)     (9,899,917)
                                            --------------  --------------
      Total stockholders' equity . . . .        4,636,915       4,759,860
                                            --------------  --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $  11,625,931   $  13,427,129
                                            ==============  ==============






               The accompanying footnotes are an integral part of
                    these consolidated financial statements.

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               For the Three Months Ended March 31, 2001 and 2000
                                   (Unaudited)
                                                          2001          2000
                                                   -------------  ------------
REVENUES
  Sales  . . . . . . . . . . . . . . . . . . . .    $  5,474,789   $ 3,689,554
  Service revenue. . . . . . . . . . . . . . . .       1,394,618     1,952,505
                                                   -------------  ------------
                                                       6,869,407     5,642,059
COST OF REVENUES
  Cost of goods sold . . . . . . . . . . . . . .       4,430,733     2,892,601
  Direct servicing costs . . . . . . . . . . . .         366,683       406,462
                                                   -------------  ------------
                                                       4,797,416     3,299,063
                                                   -------------  ------------
GROSS PROFIT . . . . . . . . . . . . . . . . . .       2,071,991     2,342,996

OPERATING EXPENSES
  Selling, general and administrative. . . . . .       1,660,819     1,772,708
  Depreciation and amortization of property
     and equipment . . . . . . . . . . . . . . .         212,885       260,523
                                                    ------------  ------------
                                                       1,873,704     2,033,231
                                                    ------------  ------------
INCOME FROM OPERATIONS . . . . . . . . . . . . .         198,287       309,765

OTHER INCOME (EXPENSES)
  Interest income  . . . . . . . . . . . . . . .           3,650         7,968
  Interest expense . . . . . . . . . . . . . . .        (249,253)     (283,981)
  Amortization of deferred financing costs . . .         (73,756)      (73,756)
  Lawsuit settlement . . . . . . . . . . . . . .               -      (400,086)
  Other, net . . . . . . . . . . . . . . . . . .          (1,873)        9,210
                                                   -------------  ------------
                                                        (321,232)     (740,645)
                                                   -------------  ------------
LOSS BEFORE PROVISION FOR INCOME TAXES AND
    EXTRAORDINARY GAIN . . . . . . . . . . . . .        (122,945)     (430,880)

PROVISION FOR INCOME TAXES . . . . . . . . . . .               -             -
                                                   -------------  ------------
LOSS BEFORE EXTRAORDINARY GAIN . . . . . . . . .        (122,945)     (430,880)

EXTRAORDINARY GAIN . . . . . . . . . . . . . . .               -       568,750
                                                   -------------  ------------
NET INCOME (LOSS). . . . . . . . . . . . . . . .    $   (122,945)  $   137,870
                                                   =============  ============

               The accompanying footnotes are an integral part of
                    these consolidated financial statements.

                                  - Continued -

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS - Continued
               For the Three Months Ended March 31, 2001 and 2000
                                   (Unaudited)

                                                          2001          2000
                                                     ------------   ------------

Net income (loss) attributable to common
  stockholders . . . . . . . . . . . . . . . . . .   $  (132,351)   $   125,435
                                                     ============   ============

Basic and diluted net loss before extraordinary
  gain per share attributable to common
  shareholders . . . . . . . . . . . . . . . . . .   $     (0.02)   $     (0.05)
                                                     ============   ============
Basic and diluted extraordinary gain attributable
   to common shareholders  . . . . . . . . . . . .   $         -    $      0.07
                                                     ============   ============
Basic and diluted net income (loss) per share
  attributable to common shareholders. . . . . . .   $     (0.02)   $      0.02
                                                     ============   ============

Number of weighted-average shares of common
  stock outstanding (basic and diluted). . . . . .     8,210,320      7,688,722
                                                     ============   ============
























               The accompanying footnotes are an integral part of
                    these consolidated financial statements.

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For The Three Months Ended March 31, 2001 and 2000
                                   (Unaudited)


                                                         2001            2000
CASH FLOWS FROM OPERATING ACTIVITIES                --------------  ------------
Net income (loss). . . . . . . . . . . . . . . . .  $    (122,945)  $   137,870
Adjustments  to  reconcile  net  income
   (loss) to net cash  provided  (used) by
   operating activities:
    Shares issued for compensation . . . . . . . .              -       (45,000)
    Depreciation of property and equipment . . . .        212,885       260,539
    Provision for bad debts. . . . . . . . . . . .          6,000         4,100
    Provision for obsolete inventory . . . . . . .          3,000         3,000
    Extraordinary gain on note retirement  . . . .              -      (568,750)
    Amortization of debt discount  . . . . . . . .         16,311        83,969
    Amortization of deferred financing costs . . .         73,756        73,756
    Change in operating assets and liabilities
      Accounts receivable - trade. . . . . . . . .        807,937       (75,810)
      Accounts receivable - other. . . . . . . . .          6,820        21,190
      Inventories. . . . . . . . . . . . . . . . .        545,885      (342,861)
      Prepaid expenses and other current assets. .         36,991       185,126
      Other assets . . . . . . . . . . . . . . . .          5,543         2,518
      Trade payable  . . . . . . . . . . . . . . .     (1,102,571)     (167,630)
      Accrued liabilities. . . . . . . . . . . . .       (267,543)      178,305
                                                    --------------  ------------
Net cash provided (used) by operating activities .        222,069      (249,678)
                                                    --------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment. . . . . . .        (11,276)     (158,696)
  Proceeds on sale of property and equipment . . .              -        36,938
  Payments received on notes receivable. . . . . .            331           781
  Purchase of certificate of deposit . . . . . . .         (2,113)       (2,646)
                                                    --------------  ------------
Net cash used by investing activities  . . . . . .        (13,058)     (123,623)
                                                    --------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net activity on line of credit . . . . . . . . .       (229,243)      214,993
  Repayment of long-term debt. . . . . . . . . . .        (95,207)     (540,863)
  Proceeds from long-term debt.. . . . . . . . . .              -       500,000
                                                    --------------  ------------
Net cash (used) provided by financing activities .       (324,450)      174,130
                                                    --------------  ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS. . . . .       (115,439)     (199,171)




               The accompanying footnotes are an integral part of
                    these consolidated financial statements.

             TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
          For The Three Months Ended March 31, 2001 and 2000
                              (Unaudited)


                                                      2001          2000
                                                 ------------   ------------
Cash and cash equivalents at beginning
  of period. . . . . . . . . . . . . . . . .         839,060        894,261
                                                 ------------   ------------
Cash and cash equivalents at end of period .     $   723,621    $   695,090
                                                 ============   ============
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES

  Issuance of common stock for
    settlement of note payable . . . . . . .     $         -    $ 1,031,250
                                                 ============   ============
  Dividends paid through issuance
    of common stock  . . . . . . . . . . . .     $     9,406    $    12,435
                                                 ============   ============
  Fair value of warrants issued and recorded
    as deferred financing costs  . . . . . .     $         -    $   163,554
                                                 ============   ============

























               The accompanying footnotes are an integral part of
                    these consolidated financial statements.

                 TECH ELECTRO INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions per Item 310(b) of Regulation SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included for the three month period ended March 31, 2001. The results for the three month period ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

NOTE B - ORGANIZATION

Tech Electro Industries, Inc. ("TEI") was formed on January 10, 1992 as a Texas corporation. TEI's subsidiary, Computer Components Corporation ("CCC"), doing business as Universal Battery ("UBC"), stocks and sells electronic components and batteries. Within the battery sales activity, there is significant value added to the batteries in the assembly of batteries into "packs". UBC's battery and electronic components sales are generated by in-house sales staff and sales representatives to customers throughout the United States. TEI's subsidiary, AlphaNet Hospitality Systems, Inc. ("AHS"), provides in-room facsimile and business center services to the hotel industry through licensing agreements. AHS generates revenues from its product line which includes InnFax(R), The Office
(TM) , InnPhone and InnPhonePlus. InnFax(R) is a patented in-room facsimile service which offers guests a personal facsimile number and e-mail address to send and receive correspondence during the duration of their stay, as well as facsimile, printing and copying capabilities. The Office (TM), is a full service, credit card activated business center for business travelers staying at hotels. InnPhone and InnPhonePlus are digital and analog phones distributed by AHS to the hospitality industry.

NOTE C - NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is computed by dividing net income (loss), decreased or increased by the preferred stock dividends of $9,406 and $12,435 for the three month periods ending March 31, 2001 and 2000, respectively by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and common stock equivalents outstanding for the period. TEI's common stock equivalents are not included in the diluted income (loss) per share for the three month periods ended March 31, 2001 and 2000 as they are antidilutive.

NOTE D - RECLASSIFICATIONS

Certain 2000 amounts have been reclassified to conform with 2001 presentation.

NOTE E - SEGMENTS

The battery and electronic sales segment represents the operations of UBC, which includes the stocking and sales of battery and electronic components. The hospitality service operations of AHS provides private in-room facsimile and office business center for business travelers. These segments were identified based on the different nature of the services, location, and, in general, the type of customers for those services.

A summary of the segment financial information reported to the chief operating decision maker is as follows:

                                              Three Months Ended March 31, 2001
                                  -------------------------------------------------------
                                                    Battery and
                                   Facsimile &      Electronic
                                  Business Center     Sales      Adjustment  Consolidated
                                  ---------------  ------------  ----------  ------------
Revenue                           $ 1,394,618      $  5,474,789  $       -   $  6,869,407
Depreciation and amortization         188,445            23,168      1,272        212,885
Segment profit (loss)                (350,994)          210,111     17,938      (122,945)
Segment assets                      4,752,497         6,854,417     19,017     11,625,931
Capital expenditures by segment         7,817             3,459          -         11,276

                                               Three Months Ended March 31, 2000
                                     -------------------------------------------------------
                                                      Battery and
                                       Facsimile &     Electronic
                                     Business Center     Sales      Adjustment  Consolidated
                                     ---------------  ------------  ----------  ------------

Revenue                              $ 1,952,505      $ 3,689,554   $       -    $ 5,642,059
Depreciation and amortization            242,077           17,669         777        260,523
Segment profit (loss)                   (109,218)        (271,784)    518,872        137,870
Segment assets (as restated)           6,091,601        5,262,891     293,794     11,648,286
Capital expenditures by segment          123,761           31,753       3,182        158,696

The adjustments represent depreciation and amortization related to corporate assets, corporate expenses, and corporate capital expenditures to reconcile segment balances to consolidated balances.

(Prospectus outside cover page)
                                13,800,641 shares
                          TECH ELECTRO INDUSTRIES, INC.
                                TABLE OF CONTENTS

                                                                           Page
The Company
Risk Factors
Use of Proceeds
Selling Stockholders
Plan of Distribution
Market For Our Common Stock
Management's Discussion And Analysis of Financial Condition
 And Results of Operations
Description of Business
Property
Management
Executive Compensation And Other Information
Employee Incentive Stock Options
Certain Relationships and Related Transactions
Security Ownership Of Principal Shareholders and Management
Description Of Common Stock
Legal Matters
Experts
Disclosure Regarding Forward-Looking Statements
Where You Can Get More Information
Consolidated Financial Statements

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

As permitted by Texas law, our Articles of Incorporation as amended provides that we will indemnify our officers, directors, employees and agents against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us unless, in any such action, the are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Pursuant to the Texas Business Corporation Act, our Articles of Incorporation as amended excludes personal liability on the part of its directors to Tech Electro Industries for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of the Texas Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table, all amounts except the registration fee are estimated:

SEC Registration fee...........                      $   2,700.00
Legal fees and expenses........                      $  40,000.00
Accounting fees and expenses                         $  30,000.00
Printing & Engraving...........                      $   5,000.00
                                                     --------------
Total..........................                      $  77,700.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         1. In 1998, Tech Electro Industries issued 551,650 shares as compensation to executive officers and reimbursement of out-of-pocket expenses for an aggregate consideration of $770,773. In 1999, this transaction was rescinded as to 400,000 of these shares. Tech Electro Industries relied on
Section 4(2) as its exemption from registration under the Act.

The officers to whom the shares were issued are:

Name                                                 Number of Shares
Gomi, Sadasuke                                         2,150
Kaye, David                                            5,000 (1)
Scott, Steven                                         69,500 (2)
Tan, William                                         300,000 (3)
Tan, William                                         175,000 (4)
                                                    ------------
Total                                                551,650

         (1) 5,000 shares were canceled on July 25, 2000.
         (2) 50,000 shares were rescinded November 3, 1999.
         (3) All 300,000 shares were rescinded December 22, 1999.
         (4) 100,000 shares of the 175,000 shares were rescinded on December 22, 1999.

         2. In August 1999, Tech Electro Industries sold in a private placement 2,036,364 shares of common stock and warrants to purchase a like number of shares of common stock at $0.75 per share, for an aggregate consideration of $1,400,000. Tech Electro Industries relied on Section 4(2) as its exemption from registration under the Act.

         The investors and number of shares purchased are:

Name                                         Number of Shares
Gin Securities, Ltd.                            581,818
Jechart, Jenny                                  509,091
Ventures International Ltd.                     727,273
Yoo, Hae Jong                                   218,182
                                                -------------
Total                                         2,036,364

         3. In July 1999, Tech Electro sold in a private placement, 85,000 shares of common stock for an aggregate consideration of $63,750 and relied on
Section 4(2) as its exemption from registration under the Act. 1.

         The shares were sold to the following individuals:

Name                                                 Number of Shares
Schultz, Steven                                      25,000
Wolf, Allan Jr.                                      60,000
                                                     ------
Total                                                85,000

         4. In 1998 and 1999, William Tan, our President and CEO, made unsecured, non-interest bearing loans to Tech Electro Industries of $100,000 and $56,000, respectively. We paid these loans by issuing 208,000 shares of common stock to Placement and Acceptance, Inc., of which Mr. Tan is the principal. The shares are restricted against transfer. We determined that the average fair market value of these shares was $0.75 per share at the time we issued these shares to Placement and Acceptance in January 2000. However, for financial reporting purposes, we deemed these loans to have been paid in the years they were respectively made. Tech Electro Industries relied on Section 4(2) as its exemption from registration under the Act.

         5. In 1999, Tech Electro Industries issued 135,446 shares of common stock to certain employees and consultants as compensation in the amount of $139,901 for services rendered. Tech Electro Industries relied on Section 4(2) as its exemption from registration under the Act.

The shares were issued to following people:



Name                                                 Number of Shares
Banner, Peter                                        20,000
Capital Resource Group                               15,000
Edmonds, Ian                                         40,000(*)
Gilbert, Donna                                       10,446
Scott, Steven                                        50,000
                                                     ------

Total                                               135,446

*40,000 shares were rescinded on February 1, 2000

         6. On February 25, 2000, Tech Electro Industries paid $500,000 and issued 1,100,000 shares of common stock to PricewaterhouseCoopers, Inc. in full payment of a $2,100,000 promissory note given as part of the purchase price of the capital stock of AlphaNet. Tech Electro Industries relied on Section 4(2) as its exemption from registration under the Act in connection with the issuance of such shares. The closing sale price of the Tech Electro Industries common stock on February 25, 2000 was $0.9375 per share.

         7. As permitted by its Articles of Incorporation as amended, during 1998 through date hereof, Tech Electro Industries has paid dividends on its Series A preferred stock by issuing a total of 109,165 shares of common stock to the preferred stock shareholders. Tech Electro Industries contends that such payments of dividend in common stock does not require registration as a sale of securities did not occur.

ITEM 27. EXHIBITS.

Exhibit No.       Description
-----------       -----------
3.                Articles of Incorporation and Articles of Amendment to the
                  Articles of Incorporation of Tech Electro Industries, Inc. (1)

3.1 Designation Certificate of the preferences, limitations and relative rights of the preferred stock of Tech Electro Industries. (2)

3.2 Articles of Amendment to the Articles of Incorporation filed with the Texas Secretary of State on May 11, 2000. (3)

3.3               Bylaws of Tech Electro Industries. (1)

5. Opinion as to the legality of the registered shares of Smith, Underwood & Perkins, P.C. (4)

10. Loan and Security Agreement dated August 13, 1999 by and between Computer Components Corporation and Foothill Capital Corporation. (5)

10.1 Addendum to Loan and Security Agreement dated August 13, 1999 by and between Computer Components Corporation and Foothill Capital Corporation. (5)

10.2              Guaranty dated August 5, 1999 of Tech Electro Industries Inc.
                  in favor of Foothill Capital Corporation. (5)

10.3 Loan Agreement dated October 21, 1999 among AlphaNet Hospitality Systems, Inc., Various Lenders, and Appel Investments, Inc. (5)

10.4 Promissory Note dated October 21, 1999 of AlphaNet Hospitality Systems, Inc. in the principal amount of $2,525,000 payable to Appel Investments, Inc. (5)

10.5 Security Agreement dated October 21, 1999 between AlphaNet Hospitality Systems, Inc. and Appel Investments, Inc. (5)

10.6 Promissory Note dated August 25, 2000 of Tech Electro Industries in the principal amount of $500,000 payable to Caspic International, Inc. (5)

10.7 Distributor Agreement dated August 18, 1999 between AlphaNet Hospitality Systems, Inc. and TeleMatrix, Inc. (6)

10.8 Agreement dated April 2000 between AlphaNet Hospitality Systems and Sanyo Canada, Inc. (6)

23.1 Consent of King Griffin & Adamson P.C., independent certified public accountants, filed herewith.

23.2 Consent of Smith, Underwood & Perkins, P.C., included in its opinion. (4)

24.1              Power of Attorney. Reference is made to Page II-6.

         (1) Incorporated herein by reference from Exhibit 3.1 to the Registration Statement of Tech Electro Industries, Inc. on Form SB-2, File No. 33-98662, filed with the Commission on October 30, 1995.
         (2) Incorporated herein by reference from Exhibit 3.2 to Amendments No. 1 and No. 2 to the Registration Statement of Tech Electro Industries, Inc. on Form SB-2 File No. 33-98662, filed with the Commission on January 5, 1996 and January 23, 1996, respectively.
         (3) Incorporated herein by reference from Exhibit A to the Information Statement dated June 8, 2000 of Tech Electro Industries, Inc. filed with the Commission on June 7, 2000, File No. 0-27210.
         (4)      Filed in Amendment No. 3 to this registration statement.
         (5)      Filed in Amendment No. 1 to this registration statement.
         (6)      Filed in Amendment No. 4 to this registration statement.

ITEM 28. UNDERTAKINGS.

         We hereby undertake:

(1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, and

 (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Tech Electro Industries, Inc. pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Tech Electro Industries, Inc. in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized Amendment No. 5 to this registration statement to be signed on its behalf by the undersigned, in Los Angeles, CA on August 6, 2001.

Tech Electro Industries, Inc.

By:

         /s/ William Tan
         -----------------------
         William Tan
         Chairman, Chief Executive Officer
         and President

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Tan and Ian Edmonds and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, Amendment No. 6 to this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                            Title                                Date


/s/ William Tan               Chairman, President, Chief         August 6, 2001
----------------------        Executive Officer (Principal
William Tan                   Executive Officer), and Director

/s/ Julie Sansom-Reese        Chief Accounting Officer,          August 6, 2001
----------------------        (Principal Financial
Julie Sansom-Reese            and Accounting Officer)

/s/ Ian Edmonds               Vice President and Director        August 6, 2001
----------------------
Ian Edmonds

/s/ Sadasuke Gomi             Director                           August 6, 2001
----------------------
Sadasuke Gomi

EXHIBIT INDEX

Exhibit No.                      Description
-----------                      -----------
23.1                             Consent  of  King  Griffin  &  Adamson   P.C.,
                                 independent certified public  accountants.